UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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United States Cellular Corporation
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UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue Chicago, Illinois 60631 Phone: (773) 399-8900 Fax: (773) 399-8936

April 6, 2021

Dear Fellow Shareholders:
You are cordially invited to virtually attend the 2021 annual meeting of shareholders ("2021 Annual Meeting") of United States Cellular Corporation ("UScellular") on Tuesday, May 18, 2021, at 8:30 a.m., central time. At the meeting, we will report on the accomplishments and plans of UScellular.
The Notice of the 2021 Annual Meeting of Shareholders and 2021 Proxy Statement ("2021 Proxy Statement") of our board of directors is attached. Also enclosed is our 2020 Annual Report to shareholders ("2020 Annual Report"). At the 2021 Annual Meeting, shareholders are being asked to take the following actions:
1.     Elect the director nominees named in the attached 2021 Proxy Statement.
2.     Ratify the selection of independent registered public accounting firm for the current fiscal year.
3.     Approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached 2021 Proxy Statement (commonly known as "Say-on-Pay").
Your board of directors unanimously recommends a vote "FOR" its nominees for election as directors, "FOR" the proposal to ratify accountants, and "FOR" the Say-on-Pay proposal.
Due to the public health impact of the coronavirus (COVID-19) pandemic and the importance of safeguarding the health of all UScellular stakeholders, the annual meeting will be held in a virtual format only. You will not be able to attend the annual meeting physically. Shareholders, as of the close of business on March 23, 2021 (the “Record Date”), or those who hold a legal proxy for the meeting provided by their broker, bank or other nominee, will be entitled to ask questions at the Annual Meeting.
We would like to have as many shareholders as possible represented at the 2021 Annual Meeting. Therefore, whether or not you plan to virtually attend the meeting, please sign, date and return the enclosed proxy card(s), or vote on the Internet in accordance with the instructions set forth on the proxy card(s).

Very truly yours,

LeRoy T. Carlson, Jr. Chairman	Laurent C. Therivel President and Chief Executive Officer

UNITED STATES CELLULAR CORPORATION
Dear Shareholders,
This has been an unprecedented year – for our company, for our industry and for our country. The challenges of 2020 have highlighted the critical importance of connectivity in all of our lives, and we are very proud of how we continued to connect people to their loved ones, helped students learn remotely, enabled businesses to stay connected to their stakeholders, and much more.
Our purpose is and has always been to keep our customers connected to the people and places that matter most to them. We are inspired by how our team overcame significant challenges to continue to deliver on that mission. We saw significant increased demand on our network, and continued to deliver an award-winning experience while remaining on schedule with our network modernization and 5G program. We saw substantial declines in store traffic, but still succeeded in adding new subscribers and producing strong financial results. Our operations were tested like never before, yet we ensured the health and safety of our customers and employees, while continuing to deliver with excellence.
Moving forward, we are focused on a strategy to drive revenue growth and increase our return on capital over time. The key components of that strategy are:
Provide the highest-quality connectivity to those we serve
Connecting our customers with the highest-quality network is the foundation of our value proposition. Network performance remains a key driver of customer satisfaction and a hallmark of our competitive position. UScellular is continuing our network modernization program to increase capacity and deploy technologies that enable 5G. We hit a major milestone last year with our partners Qualcomm Technologies and Ericsson as we successfully completed an extended range 5G millimeter wave data session over a distance of more than 5 kilometers with speeds ranging from 100 Mbps near the edge to 1.8 Gbps closer to the cell site, significantly expanding the reach and speed from prior tests. This is a huge step forward in our ability to connect our rural and underserved customers.
Grow revenue and build market share
Operationally, we are bringing an intense focus on growth. Many of these growth opportunities can be addressed by building on good foundations we already have - a talented team and customer-focused culture, an award-winning network, a strong balance sheet, and valuable tower and spectrum positions.
We have an opportunity to grow market share through customer lifecycle management and personalized sales and retention approaches. We have adopted a regional model to further enable a community by community go-to-market approach and drive a deeper focus on customers. In the B2B space, UScellular is placing an emphasis on new opportunities and ramping up sales capacity to better serve our enterprise and government customers. We are also exploring the market opportunity for high-speed home internet products using millimeter wave spectrum. We are conducting trials in 2021 to better understand demand and market opportunities for these products among our customer base. Finally, we are ramping up our efforts to create an outstanding digital experience for customers, increasing online transactions and encouraging the use of self-service tools.
Strive for operational efficiency that leads to better returns on capital
An important part of increasing our return on capital over time is maintaining expense discipline through operational efficiency. We are continuing our multi-year program to realize efficiencies in operating costs and capital expenditures.
Bridge the digital divide
UScellular was built on the foundation of bringing connectivity to the underserved. In addition to investments in our network, we are continuously advocating for support from regulators and partners in the industry to help bridge the digital divide. Our advocacy is focused in several areas – continued technology leadership for the U.S. in 5G, the need to increase affordability and accessibility of wireless solutions in rural areas, and the expansion of access to low and mid-band spectrum.
In addition to modernizing our network and developing better wireless solutions for our rural customers, UScellular is also helping students to learn from home. Last year, we launched a “Learning Hub” that leverages a variety of resources we have assembled from industry relationships and experts within our company. These resources include free tutoring sessions and access to learning-from-home tips. These efforts continue to support our long-term goal to bridge the digital divide across America.

Sincerely,

LeRoy T. Carlson, Jr. Chairman	Laurent C. Therivel President and Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS AND 2021 PROXY STATEMENT
TO THE SHAREHOLDERS OF
UNITED STATES CELLULAR CORPORATION
We will hold the 2021 annual meeting of the shareholders ("2021 Annual Meeting") of United States Cellular Corporation ("UScellular"), a Delaware corporation in a virtual format only on Tuesday, May 18, 2021, at 8:30 a.m., central time. At the meeting, we are asking shareholders to take the following actions:
1.     To elect the director nominees named in this proxy statement.
2.     To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.
3.     To approve, on an advisory basis, the compensation of our named executive officers as disclosed herein (commonly known as "Say-on-Pay").
4.     To transact such other business as may properly come before the meeting or any postponement, adjournment or recess thereof.
Your board of directors recommends a vote "FOR" each of the nominees for election as directors, "FOR" the proposal to ratify accountants, and "FOR" approval of the Say-on-Pay proposal.
We have fixed the close of business on March 23, 2021, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2021 Annual Meeting or any postponement, adjournment or recess thereof.
Due to the public health impact of the coronavirus (COVID-19) pandemic and the importance of safeguarding the health of all UScellular stakeholders, the annual meeting will be held in a virtual format only. You will not be able to attend the annual meeting physically. Shareholders, as of the close of business on the record date, or those who hold a legal proxy for the meeting provided by their broker, bank or other nominee, will be entitled to ask questions at the Annual Meeting.
We are first sending this Notice of the 2021 Annual Meeting of Shareholders and 2021 Proxy Statement, together with our 2020 Annual Report, on or about April 6, 2021, to shareholders who are receiving a paper copy of the proxy materials. We have made arrangements to commence mailing a Notice of Internet Availability of Proxy Materials on or about April 6, 2021 to other shareholders as discussed below.
You can attend the meeting by accessing www.meetingcenter.io/200546547 and entering the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials and the meeting password, USM2021. Beneficial owners as of the Record Date will need to obtain a valid proxy from your broker, bank or other agent. Once you have received a valid proxy from your broker, bank or other agent, it should be emailed to our transfer agent, Computershare, at legalproxy@computershare.com and should be labeled “Valid Proxy” in the subject line. Please include proof from your broker, bank or other agent of your valid proxy (e.g., a forwarded email from your broker, bank or other agent with your valid proxy attached, or an image of your valid proxy attached to your email). Requests for registration must be received by Computershare no later than 5:00 p.m. Eastern Time, on May 13, 2021. You will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/200546547 and enter your control number and the meeting password, USM2021.
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IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 18, 2021
The following information about the Internet availability of proxy materials is being provided under the rules of the Securities and Exchange Commission ("SEC"):
Effective April 6, 2021, the following documents are available at www.uscellular.com under Investor Relations-Proxy Vote or at investors.uscellular.com/proxy-vote/:
1.     2021 Proxy Statement
2.     2020 Annual Report
3.     Proxy Card
4.     Notice of Internet Availability of Proxy Materials

Due to the public health impact of the coronavirus (COVID-19) pandemic and the importance of safeguarding the health of all UScellular stakeholders, the annual meeting will be held in a virtual format only. You will not be able to attend the annual meeting physically. Shareholders, as of the close of business on the record date, or those who hold a legal proxy for the meeting provided by their broker, bank or other nominee, will be entitled to ask questions at the Annual Meeting.
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UNITED STATES CELLULAR CORPORATION
2021 PROXY STATEMENT

SUMMARY
The following is a summary of the actions being taken at the 2021 Annual Meeting and does not include all the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following summary.
Proposal 1—Election of Directors
Under the terms of UScellular's Restated Certificate of Incorporation ("Restated Charter"), the terms of all incumbent directors will expire at the 2021 Annual Meeting.
The holders of Common Shares are entitled to elect three directors. Your board of directors has nominated the following incumbent directors for election as directors by the holders of Common Shares: J. Samuel Crowley, Gregory P. Josefowicz and Cecelia D. Stewart.
Telephone and Data Systems, Inc. ("TDS"), as the sole holder of Series A Common Shares, is entitled to elect eight directors. Your board of directors has nominated the following directors for election as directors by the holder of Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Ronald E. Daly, Deirdre C. Drake, Harry J. Harczak, Jr., Michael S. Irizarry, Peter L. Sereda, and Laurent C. Therivel.
Proposal 2—Ratification of Independent Registered Public Accounting Firm
As in prior years, shareholders are being asked to ratify PricewaterhouseCoopers LLP ("PwC") as the company's independent registered public accounting firm for the year ending December 31, 2021.
Proposal 3—Advisory Vote on Executive Compensation or "Say-on-Pay"
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers for 2020.

VOTING INFORMATION
What matters are being presented at the 2021 Annual Meeting?
A summary of the matters being presented and important voting information is provided below:

Voting Matters	Board's Recommendations	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference
1. Election of Directors • Three director nominees elected by holders of Common Shares • Eight director nominees elected by holders of Series A Common Shares	FOR all nominees	For or Withhold authority to vote for such director nominee	*	No effect	No effect	6
2. Ratify independent registered public accountants	FOR	For, Against, or Abstain	**	Will count as a vote against	N/A	20
3. Approve, on an advisory basis, the compensation of named executive officers ("Say on Pay")	FOR	For, Against, or Abstain	**	Will count as a vote against	No effect	24
* Directors will be elected by a plurality of the votes cast by the class or group of shareholders entitled to vote in the election of such directors which are present in person or represented by proxy at the meeting.
** The approvals of Proposals 2 and 3 will require the affirmative vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or represented by proxy at the meeting.
Voting Rights
Under the Restated Charter, each Series A Common Share is entitled to ten votes on all matters, and each Common Share is entitled to one vote on all matters. The holders of Common Shares, voting as a separate class, are entitled to elect 25% of the directors (rounded up to the nearest whole number), and the holders of Series A Common Shares are entitled to elect the remaining 75% of the directors (rounded down to the nearest whole number).
What is the record date for the meeting?
The close of business on March 23, 2021.
The UScellular office is closed due to COVID-19. Shareholders must make arrangements with UScellular's Corporate Secretary for personnel to be at UScellular, 8410 West Bryn Mawr Avenue, Chicago, Illinois 60631, and provide the complete list of shareholders entitled to vote. This examination by any shareholder, for any purpose germane to the 2021 Annual Meeting, will only be during normal business hours for a period of at least ten days prior to the 2021 Annual Meeting.
What shares of stock entitle holders to vote at the meeting?
We have the following classes or series of stock outstanding, each of which entitles holders to vote at the meeting:
•Common Shares; and
•Series A Common Shares.
The Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "USM."
No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.
On the record date, UScellular had outstanding 53,051,511 Common Shares, par value $1.00 per share (excluding 2,016,490 Common Shares held by UScellular and a subsidiary of UScellular), and 33,005,877 Series A Common Shares, par value $1.00 per share.

What is the voting power of the outstanding shares in the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in the election of directors as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Total Number of Directors Elected by Class or Series
Series A Common Shares	33,005,877	10	330,058,770	8
Common Shares	53,051,511	1	53,051,511	3
Total Directors				11
TDS, as the sole holder of Series A Common Shares, is entitled to elect eight directors and the holders of Common Shares are entitled to elect three other directors.
Director Voting Sunset Provision.
As noted above, the holders of Series A Common Shares and holders of Common Shares vote separately in the election of directors. However, pursuant to UScellular's Restated Charter, if the number of Series A Common Shares issued and outstanding at any time falls below 12.5% of the number of outstanding shares of common stock, because of the conversion of Series A Common Shares into Common Shares or otherwise, the holder of Series A Common Shares would lose the right to vote as a separate class, and thereafter the holder of Series A Common Shares, with ten votes per share, and the holders of Common Shares, with one vote per share, would vote as a single class in the election of all directors.
What is the voting power of the outstanding shares in matters other than the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in matters other than the election of directors as of the record date.

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	33,005,877	10	330,058,770	86.2%
Common Shares	53,051,511	1	53,051,511	13.8%
			383,110,281	100.00%
Voting Power Sunset Provision.
Each Series A Common Share has ten votes per share in all matters and, as a result, the Series A Common Shares have a substantial majority of votes in matters other than the election of directors. However, this percentage could decrease. For instance, this could occur if TDS converts Series A Common Shares into Common Shares for any reason. Accordingly, the Restated Charter effectively has a sunset provision for voting in matters other than the election of directors because, if a sufficient number of Series A Common Shares are converted into Common Shares, the voting power of Series A Common Shares could decline below 50%.
How does TDS intend to vote?
TDS is the sole holder of Series A Common Shares and on the record date held 33,005,877 Series A Common Shares. By reason of such holding, TDS has the voting power to elect all of the directors to be elected by the Series A Common Shares. TDS also held 37,782,826 Common Shares on the record date, representing approximately 71.2% of the voting power with respect to the election of the directors to be elected by the holders of Common Shares. TDS has approximately 96.0% of the voting power with respect to matters other than the election of directors.
TDS has advised us that it intends to vote:
•FOR the board of directors' nominees for election by the Series A Common Shares and Common Shares,
•FOR the proposal to ratify the selection of PwC, and
•FOR the Say-on-Pay proposal.

How do I vote?
Proxies are being requested from the holders of Common Shares in connection with the election of three directors, the ratification of PwC, and the Say-on-Pay proposal. Please sign, date and mail your proxy card(s) in the enclosed self-addressed envelope to Proxy Services, c/o Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000, or vote on the Internet using the control/identification number on your proxy card in accordance with the instructions set forth on the proxy card. You have the power to revoke your proxy at any time before it is voted. If you have not already voted your shares in advance of the meeting, you will be able to vote your shares electronically during the annual meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.
How will proxies be voted?
All properly voted and unrevoked proxies received in time for the 2021 Annual Meeting will be voted in the manner directed.
If no direction is made, a proxy by a shareholder will be voted FOR the election of each of the named director nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.
How will my shares be voted if I own shares through a broker?
If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee ("broker"), such broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
In the event that there are no contested matters at the meeting, the broker may be entitled to vote the shares on your behalf with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case such shares will be treated as "broker non-votes"). In general, the ratification of auditors is considered a discretionary item. Matters such as the election of directors and votes on Say-on-Pay are non-discretionary items. In such cases, if your broker does not have specific or standing instructions, your shares will be treated as broker non-votes and will not be voted on such matters.
Accordingly, we urge you to provide instructions to your broker so that your votes may be counted on all matters. If your shares are held in street name, your broker will include a voting instruction form with this 2021 Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker and/or contact your broker to ensure that your shares are voted on your behalf.
What constitutes a quorum for the meeting?
A quorum is the minimum number of shares that must be represented at the Annual Meeting to conduct business at the Annual Meeting. Attendance virtually will be considered to be attendance in person for purposes of this quorum requirement. A majority of the voting power of shares of capital stock in matters other than the election of directors and entitled to vote, present in person or represented by proxy, will constitute a quorum to permit the 2021 Annual Meeting to proceed. Withheld votes, abstentions and any broker non-votes will be counted in establishing a quorum for the meeting. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2021 Annual Meeting, such shares will constitute a quorum. In addition, where a separate vote by a class or group is required with respect to a proposal, a quorum is also required with respect to such proposal for the vote to proceed.
In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2021 Annual Meeting, such shares will constitute a quorum with respect to the eight directors to be elected by the Series A Common Shares and the three directors to be elected by the Common Shares.
The holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to the other proposals, present in person or represented by proxy, will constitute a quorum at the 2021 Annual Meeting in connection with such other proposals. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2021 Annual Meeting, such shares will constitute a quorum in connection with such proposals.
What does it mean if I receive more than one proxy card?
If you hold multiple series of shares, or hold shares in multiple registrations, you will receive a proxy card for each such account. Please sign, date, and return all proxy cards you receive. If you choose to vote by Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted at the 2021 Annual Meeting.
Can I change my vote or revoke my proxy?
Yes. You can change your vote or revoke your proxy at any time before it is voted at the 2021 Annual Meeting by written notice to the Secretary of UScellular, by voting a later-dated proxy or by voting by ballot at the meeting. Only the latest dated proxy card you vote will be counted for voting purposes.

How do I register to attend the Annual Meeting virtually on the Internet?
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to obtain a control number to attend the Annual Meeting virtually on the Internet. To register you must submit proof of your proxy power (legal proxy) reflecting your UScellular holdings, along with your name and email address. Requests by email should be emailed to legalproxy@computershare.com and must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 13, 2021. You will receive a confirmation of your registration by email from Computershare. Requests by mail should be sent to Computershare, UScellular Legal Proxy, P.O. Box 505008, Louisville, KY 40233-9814.
Can I ask questions during the Annual Meeting?
If you are attending the meeting as a shareholder of record or a registered beneficial owner with a legal proxy who obtained a control number from Computershare, questions relevant to meeting matters will be answered during the meeting, as time allows. Questions can be submitted by accessing the meeting center at www.meetingcenter.io/200546547, entering your control number and meeting password, USM2021, and clicking on the message icon in the upper right hand corner of the page. To return to the main page, click the “I” icon at the top of the screen.
What if I have technical difficulties?
The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong Wi-Fi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to log-in and ensure you can hear the streaming audio before the meeting starts.
In the event of technical difficulties with the Annual Meeting, a link on the meeting page will provide further assistance or you may call Computershare at 1-888-724-2416.
Can I attend the Annual Meeting as a guest?
If you would like to enter the meeting as a guest in listen-only mode, click on the “I am a guest” button after entering the meeting center at www.meetingcenter.io/200546547 and enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.
Shareholder List
A list of names of shareholders entitled to vote at the Annual Meeting will be available during the virtual meeting for examination by shareholders of record and registered beneficial owners who participate in the Annual Meeting by clicking on the “Shareholder List” link on the Meeting Center site.

PROPOSAL 1
ELECTION OF DIRECTORS
The terms of all incumbent directors will expire at the 2021 Annual Meeting. The board of directors' nominees for election as directors are identified in the table below. The term of office of each director elected at the 2021 Annual Meeting shall expire at the next annual meeting of shareholders in 2022, and each director elected shall serve until his or her successor shall be elected and qualify, or until his or her earlier death, resignation, removal or disqualification. Each of the nominees has consented to be named and serve if elected. All of the nominees are incumbent directors except for Ms. Drake. The age of the following persons is as of the date of this 2021 Proxy Statement.
To be Elected by Holders of Common Shares

Name	Age	Position with UScellular and Principal Occupation	Served as Director since
J. Samuel Crowley	70	Director of UScellular, Former executive at Gold's Gym International, Inc., Michaels Stores, Inc. and CompUSA, Inc.	1998
Gregory P. Josefowicz	68	Director of UScellular, Former Chairman, Chief Executive Officer and President of Borders Group, Inc. and former Chief Executive Officer of the Jewel-Osco division of American Stores Company	2009
Cecelia D. Stewart	62	Director of UScellular, Former President of U.S. Consumer and Commercial Banking of Citigroup Inc.	2013
To be Elected by Holder of Series A Common Shares

Name	Age	Position with UScellular and Principal Occupation	Served as Director since
LeRoy T. Carlson, Jr.	74	Chairman and Director of UScellular and Director and President and Chief Executive Officer of TDS, the parent of UScellular	1984
Walter C. D. Carlson	67	Director of UScellular and Partner, Sidley Austin LLP, Chicago, Illinois and Director of TDS	1989
Ronald E. Daly	74	Director of UScellular, Former President and Chief Executive Officer of Océ-USA Holding, Inc. and former President of the Printing Solutions division of R.R. Donnelley, Inc.	2004
Deirdre C. Drake	55	Executive Vice President - Chief People Officer of UScellular	N/A
Harry J. Harczak, Jr.	64	Director of UScellular, Managing Director of Sawdust Capital, LLC and former Executive Vice President at CDW Corporation	2003
Michael S. Irizarry	59	Director of UScellular, Executive Vice President and Chief Technology Officer - Engineering and Information Services of UScellular	2020
Peter L. Sereda	62	Director of UScellular and Executive Vice President and Chief Financial Officer of TDS	2014
Laurent C. Therivel	46	Director of UScellular and President and Chief Executive Officer of UScellular	2020
Your board of directors unanimously recommends a vote "FOR" the above nominees.
The board of directors does not have any specific, minimum qualifications that must be met by a nominee, or any specific qualities or skills that are necessary for directors to possess. The UScellular board believes that substantial judgment, diligence and care are required to identify and select qualified persons and it does not believe that it would be appropriate to place limitations on its own discretion.

The board of directors has consistently sought to nominate eminently qualified individuals that can provide substantial benefit and guidance. UScellular also believes that it is desirable to have diverse backgrounds, experience, skills and other characteristics. In addition, the conclusion of which persons should serve is based in part on the fact that UScellular is a controlled company with a capital structure in which different classes of stock vote for different directorships. In particular, because TDS owns 100% of the Series A Common Shares, nominations of directors for election by the holder of the Series A Common Shares are based on the recommendation of TDS. In addition, the board of directors may consider the recommendations of large shareholders, including TDS, in nominating persons for election as directors by the holders of Common Shares.
Board composition supports long-term strategy
UScellular exists to provide exceptional wireless communications services which enhance consumers' lives, increase the competitiveness of local businesses and improve the efficiency of government operations in mid-sized and rural markets we serve. UScellular's board of directors has broad experiences, qualifications, attributes or skills that support its long-term strategy.
Nominees for Election by Holders of Common Shares

J. Samuel Crowley Independent Director		Age: 70
Current Role: Director; Private Investor
Mr. Crowley has significant experience with UScellular and the wireless industry, in addition to his many years of Board and Audit Committee experience. He brings substantial experience in retail management and operations. Mr. Crowley also has expertise in areas of strategy, technology, new concept development, customer service culture and operational structure and efficiency. In 2013, the National Association of Corporate Directors (NACD) named Mr. Crowley a NACD Fellow recognizing his commitment to the highest standards of boardroom leadership. Mr. Crowley also brings cyber-risk oversight experience to the board since he completed the NACD Cyber-Risk Oversight program and earned the CERT Certificate in Cybersecurity Oversight. Mr. Crowley received an undergraduate degree from Rice University and an MBA from the University of Texas at Dallas.

Director since: 1998
Board Committees:
Audit Committee, Chairperson since 2001, Designated financial expert
Long-Term Incentive Compensation Committee
Prior Business and other Experience:
Chief Operating Officer, Gold’s Gym (2005-2007)
Senior Vice President-New Ventures, Michaels, Stores, Inc. (2002-2003)
Business Strategy Consultant, Insider Marketing (2000-2002)
Multiple operating roles at CompUSA (1989-2000)

Current Public Company Boards None	Former Public Company Boards Vois, Inc. (2010-2011) Goodman Networks (2014-2016), Audit Committee, Chairperson and designated financial expert

Gregory P. Josefowicz Independent Director	Age: 68
Current Role: Director; Private Investor
Mr. Josefowicz has significant experience with UScellular and the wireless industry in addition to his many years of Board and Audit Committee experience. He has substantial experience in retail marketing, merchandising and general management, along with service as a public company board member. He also has extensive executive leadership experience from leading large retail operations. In addition, he has substantial experience as a result of serving on multiple Audit, Compensation, and Nominating and Governance Committees. Mr. Josefowicz holds a BA in Marketing from Michigan State University and an MBA from Northwestern University’s J. L. Kellogg Graduate School of Management.

Director since: 2009
Board Committees:
Audit Committee
Long-Term Incentive Compensation Committee, Chairperson since 2017
Technology Advisory Group
Prior Business and other Experience:
True Value Company (2010-2018); Vice Chairman
Borders Group, Inc. (1999-2006), President and Chief Executive Officer
Tops Holding Corporation (2008-2013). Board member
President, Albertson’s Inc.(1999)
Jewel-Osco division of American Stores (1974-1999), including several executive leadership positions and ending as its President

Current Public Company Boards Empire Company Limited, since 2016; Human Resources Committee
Former Public Company Boards
Borders Group, Inc., Chairperson (2002-2006)
PetSmart, Inc. (2004-2015); Chairperson; Lead Director; Compensation Committee; Nomination and Governance Committee
Roundy’s, Inc. (2012-2015); Audit Committee; Compensation Committee; Nominating and Corporate Governance; Lead Director
Ryerson, Inc. (1999-2006); Audit Committee, Chairperson
Spartan Stores (2001-2005); Compensation Committee
TDS (2007-2009)
Winn-Dixie Stores, Inc. (2006-2012); Audit Committee, designated financial expert; Lead Director

Cecelia D. Stewart Independent Director		Age: 62
Current Role: Director; Private Investor
Ms. Stewart has significant experience with UScellular and the wireless industry. She has more than 30 years of experience in the consumer banking industry. She also has extensive executive leadership experience from leading large, global financial services firms. Further, her background and attributes bring diversity to the board. Ms. Stewart has an MBA from Winthrop University’s Executive MBA program and she was awarded an Honorary Doctorate Degree from Winthrop University in 2014.

Director since: 2013
Board Committees:
Audit Committee
Long-Term Incentive Compensation Committee
Technology Advisory Group Committee
Prior Business and other Experience:
President, U.S. Consumer and Commercial Banking of Citigroup Inc. (2011-2014)
Morgan Stanley, President of Retail Banking Group and Chief Executive Officer of the Private Bank Division (2009-2011)
Wachovia Corporation (1978-2008), several leadership positions including Executive Vice President and head of retail and small business banking

Current Public Company Boards First Horizon National Corporation, since 2014; Audit Committee; Information Technology Committee, Chairperson	Former Public Company Boards None
Your board of directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Common Shares.

Nominees for Election by Holders of Series A Common Shares
Kurt B. Thaus, a director elected by the holders of Series A Common Shares, will not be standing for re-election. The board of directors thanks him for his service.

LeRoy T. Carlson, Jr. Chairman of the Board and Non-Independent Director		Age: 74
Current Role: Director; TDS President, since 1981, and TDS Chief Executive Officer, since 1986
Mr. Carlson brings substantial experience with respect to the wireless industry as a result of his many years as an investor in TDS, a trustee of the TDS Voting Trust, a director and President and Chief Executive Officer of TDS, and a director and Chairman of UScellular. As the senior executive officer of UScellular and of its parent, the board of directors considers it essential that Mr. Carlson serve on the UScellular board. Also, because he is a director and officer of TDS the largest shareholder of UScellular, his participation on the board permits him to represent the long-term interest of UScellular shareholders. He also has experience as a member of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor's degree from Harvard College and an MBA from Harvard Graduate School of Business.
LeRoy T. Carlson, Jr. is the brother of Walter C. D. Carlson.
Director since: 1984 Board Committee: Technology Advisory Group Committee, Chairperson Prior Business and other Experience: Trustee of the TDS Voting Trust
Current Public Company Boards: TDS since 1968	Former Public Company Boards: Aerial Communications American Paging

Walter C. D. Carlson Non-Independent Director		Age: 67
Current Role: Director; Partner of the law firm Sidley Austin LLP for more than five years
Mr. Carlson brings substantial experience with respect to UScellular and the wireless industry as a result of his many years as an investor in TDS, as a trustee of the TDS Voting Trust, as a director of TDS and Chairman of the TDS Board. Also, because he is a director of TDS, the largest shareholder of UScellular, his Board participation permits him to represent the long-term interests of UScellular shareholders. Mr. Carlson is an experienced litigator and has represented many public and private corporate clients. He also has experience as a member and the chairperson of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor’s degree from Yale University and a J.D. from Harvard University.
Walter C. D. Carlson is the brother of LeRoy T. Carlson, Jr.
Director since: 1989 Prior Business and other Experience: Trustee of the TDS Voting Trust
Current Public Company Boards: TDS, since 1981	Former Public Company Boards: Aerial Communications, Inc.

Ronald E. Daly Independent Director		Age: 74
Current Role: Director; Private Investor
Mr. Daly has significant experience with UScellular and the wireless industry. He brings substantial experience as a result of his executive leadership positions at large, global companies. He also has telecommunications experience as President of the R.R. Donnelly telecom group. Mr. Daly was formerly a board member of AARP, Inc., president of the Leadership Greater Chicago Board, former member of the Conference Board Council of Operating Executives and a member of the National Black MBA Association. Mr. Daly was a Trustee of Loyola University and served as an Adjunct Professor of Strategy and Leadership. Further, his background and attributes bring diversity to the board. Mr. Daly has an MBA from the Loyola University School of Business.

Director since 2004
Board Committees:
Long-Term Incentive Compensation Committee
Technology Advisory Group Committee

Prior Business and other Experience:
Océ-USA Holding, Inc., President and Chief Executive Officer (2002-2004)
R.R. Donnelley, Inc. (1964-2002) including several leadership positions most recently as President of R.R. Donnelley Printing Solutions, in addition to 7 years as President of its telecom group.

Current Public Company Boards: None	Former Public Company Boards: SuperValu, Inc. (2003-2013); Compensation, Governance, and Finance Committees

Deirdre C. Drake Non-Independent Director		Age: 55
Current Role: Executive Vice President - Chief People officer
Ms. Drake has significant experience with UScellular and the wireless industry having served as a senior officer since 2014. She was appointed Executive Vice President - Chief People Officer in September 2020. Prior to that, she was Executive Vice President and Chief Human Resources Officer since May 2018. She joined UScellular as Senior Vice President - Chief Human Resources Officer in 2014. Ms. Drake is responsible for all aspects of human resources at UScellular. Further, her background and attributes will bring diversity to the board. Ms. Drake has a bachelor of science degree in business administration from Central Michigan University and an MBA from St. Joseph's University.

Director since: N/A
Prior Business and other Experience:
Bank of Montreal Financial Group, Managing Director and Chief Human Resources Officer, BMO Capital Markets, (2012-2014); Senior Vice President, Human Resources, U.S. (2006-2012)
Aramark Corporation (1995-2006), several executive leadership roles including Senior Vice President, Human Resources, Healthcare and Education Division

Current Public Company Boards: None	Former Public Company Boards: None

Harry J. Harczak Independent Director		Age: 64
Current Role: Director; Managing Director of Sawdust Capital, LLC, since 2008
Mr. Harczak has significant experience with UScellular and the wireless industry. He brings substantial experience in finance, sales, operations and management as a result of his executive leadership positions at CDW. He also has significant experience in accounting and auditing as a result of being a chief financial officer and a former partner at PricewaterhouseCoopers. Mr. Harczak is a Certified Public Accountant (inactive). Mr. Harczak has a bachelor of science degree in accounting from DePaul University and an MBA from the University of Chicago.

Director since 2003
Board Committee:
Audit Committee, Designated financial expert
Prior Business and other Experience:
CDW Corporation (1994-2007), including several executive leadership positions most recently as Chief Financial Officer and Executive Vice President of Sales, Marketing and Business Development
PricewaterhouseCoopers LLP

Current Public Company Boards: None	Former Public Company Boards: Tech Data Corporation (2008-2020); Audit Committee, Chairperson; Cybertech Committee

Michael S. Irizarry Non-Independent Director
Age: 59

Director since: 2020

Prior Business and other Experience:

Verizon Wireless (2000-2002)
Vice President Network Engineering

Bell Atlantic Mobile (1996-2000)
Executive Director Network

PageNet (1988-1995)

Current Role: Executive Vice President and Chief Technology Officer - Engineering and Information Services of UScellular

Mr. Irizarry has significant experience with UScellular and the wireless industry having served as an executive officer of UScellular since 2002. He was appointed Executive Vice President and Chief Technology Officer-Engineering and Information Services in 2011. Prior to that, he was Executive Vice President-Engineering and Chief Technology Officer since 2003. He joined UScellular as Executive Vice President and Chief Technology Officer in 2002. He is responsible for the company’s information systems and technology, as well as all of the wireless technological advancements. He is also on the board of the Next Generation Mobile Networks Alliance. Further, his background and attributes bring diversity to the board. He has a bachelor's degree in engineering from World College, a master of science in information management and an MBA from the International School of Information Management, a Ph.D. in Communications Technology from Capella University's School of Business and Technology and a Ph.D. in Computer Science and Enterprise Information Management from Colorado Technical University.

Current Public Company Boards: None	Former Public Company Boards: None

Peter L. Sereda Non-Independent Director		Age: 62
Current Role: Director; TDS Executive Vice President and Chief Financial Officer
Mr. Sereda has extensive experience with the wireless industry having served as an executive officer of TDS since 1998. He is responsible for financial reporting, tax compliance and strategy, legal services, capital markets, cash and short term investment management, bank relationship management, insurance risk management, pension asset management and financial planning and analysis. Mr. Sereda also brings substantial experience in finance and the capital markets. Mr. Sereda has a bachelor degree in civil engineering and economics from the Massachusetts Institute of Technology and an MBA in finance and statistics from the University of Chicago Booth School of Business.

Director since 2014
Prior Business and other Experience:
Specialty Foods Corporation (1994-1998), several executive leadership roles including Vice President of Finance - Operations
Duchossois Industries (1986-1994)

Current Public Company Boards: None	Former Public Company Boards: None

Laurent C. Therivel Non-Independent Director		Age: 46
Current Role: President and CEO of UScellular		Director since: 2020
Mr. Therivel brings substantial experience, expertise and qualifications to UScellular and its subsidiaries as a result of his leadership role at UScellular. Mr. Therivel brings over 15 years of experience in the telecommunications industry, including more than 10 years at AT&T. Mr. Therivel has experience in wireless and wireline operations, strategy and finance. He served as the Chief Operating Officer at IPcelerate, a VoIP applications provider, and as a strategy consultant at Bain & Co. He also served as a Communications Officer in the U.S. Marine Corps. Therivel holds bachelor's degrees in business administration and marketing from Texas A&M University and an MBA from Harvard Business School.
Prior Business and other Experience

Significant leadership and operational experience with AT&T (2008-June 2020) including CFO of AT&T Business Solutions; senior vice president of AT&T Small Business Solutions and most recently CEO of AT&T Mexico.

Chief Operating Officer for IPcelerate, Inc. (2006-2008)

Bain & Company (2003-2006)

Current Public Company Boards None	Former Public Company Boards None

Your board of directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Series A Common Shares.

CORPORATE GOVERNANCE
Board of Directors
The business and affairs of UScellular are managed by or under the direction of the board of directors. The board of directors consists of eleven members. Holders of Common Shares elect 25% of the directors rounded up to the nearest whole number, or three directors based on a board size of eleven directors. TDS, as the sole holder of Series A Common Shares, elects the remaining eight directors.
Board Leadership Structure
Under our leadership structure, the same person does not serve as both the chairman of the board and chief executive officer. LeRoy T. Carlson, Jr. serves as Chairman and, in that capacity, sets the agenda and presides over board of directors' meetings, and assesses the performance of UScellular. Laurent C. Therivel serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance and, in that capacity, regularly confers and consults with the Chairman with respect to important strategic, operating and financial activities and decisions.
This leadership structure is set forth in the Bylaws. UScellular has determined that this leadership structure is appropriate given that it is controlled by TDS. Additionally, UScellular believes that its leadership structure facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary operating responsibility to assess and manage UScellular's exposure to risk, is separated from the role of the Chairman of the Board, who sets the agenda for and presides over board of directors' meetings at which the UScellular board exercises its oversight responsibility with respect to risk.
Board Role in Risk Oversight
The UScellular board of directors is primarily responsible for oversight of the risk assessment and risk management process. Although the board of directors can delegate this responsibility to board committees, the UScellular board of directors has not done so. Instead the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and other officers and then reported to the board of directors.
As part of its oversight responsibilities, the board of directors reviews the Enterprise Risk Management (ERM) program which applies to TDS and all of its business units, including UScellular. This program was designed with the assistance of an outside consultant and is integrated into TDS' existing management and strategic planning processes, including such processes of UScellular. The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation.
Although the UScellular board of directors has ultimate oversight authority over risk, certain committees have responsibilities relating to risk. Under NYSE listing standards, and as set forth in its charter, the Audit Committee is required to discuss policies with respect to risk assessment and risk management. Accordingly, the Audit Committee discusses UScellular's major financial and operational risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.
In addition, as part of the ERM program, the Audit Committee discusses guidelines and policies to govern the process by which risk assessment and risk management are handled. The Audit Committee receives updates and discusses policies with respect to risk assessment and risk management on a regular basis. The Audit Committee is not solely responsible for ERM, but the committee discusses guidelines and policies to govern the process by which ERM is undertaken.
In addition, the Long-Term Incentive Compensation Committee (LTICC), which has responsibilities relating to the equity compensation of the executive officers, and the Chairman of UScellular, who in effect functions as the compensation committee for non-equity compensation for the executive officers other than himself, consider risks relating to compensation of executive officers, as discussed in the Compensation Discussion and Analysis and Risks from Compensation Policies and Practices.
Furthermore, TDS has established a Technology Advisory Group (TAG) for TDS and its business units, including UScellular. The TAG enhances the Board’s risk oversight through its review of technologies the Company is investing in and through discussion of potential technology disruptions. Related to this, the UScellular board of directors established a TAG Committee of the board of directors that consists of directors who participate in the TAG.

Board Oversight of Cybersecurity
UScellular believes oversight of cybersecurity risks is the responsibility of the full board of directors and the board of directors receives annual updates regarding UScellular's assessment of threats and mitigation plans. The Audit Committee also exercises oversight for the control-related cybersecurity risks and mitigation plans and receives updates at least semiannually. The Audit Committee oversees the Company’s processes over internal controls and financial reporting that includes controls and procedures that are designed to ensure that significant cybersecurity incidents are communicated to both management and the Audit Committee. Cybersecurity is also discussed at the Technology Advisory Group as warranted.
J. Samuel Crowley, chairperson of the UScellular Audit Committee, completed the NACD Cyber-Risk Oversight program and earned the CERT Certificate in Cybersecurity Oversight issued by Software Engineering Institute at Carnegie Mellon University. The program is designed to help directors enhance their cybersecurity literacy and strengthen the board's role in overseeing the organization's cyber preparedness.
Human Capital Management
Associates of UScellular are responsible for delivering an outstanding customer experience. It is imperative that associates know how much they are valued. UScellular has numerous programs to ensure that the exceptionally high levels of engagement remain and its strong culture continues to thrive. UScellular surveys its associates annually to measure levels of engagement and results have consistently shown high engagement and job satisfaction. UScellular also offers a number of programs to develop its associates including educational assistance, development assignments, and mentoring programs. Additionally, UScellular sponsors various associate resource groups to build small, connected communities within its workforce and promote diverse, inclusive experiences.
UScellular is committed to advancing Diversity, Equity and Inclusion (DE&I) across the organization through enacting new practices and improving existing initiatives. The UScellular Board is highly engaged on the topic, holding a Special Board Meeting devoted entirely to Diversity, Equity and Inclusion information and education. The Board will be regularly updated on the progress of new and existing DE&I initiatives.
COVID-19 Response
UScellular recognizes its responsibility of providing critical communications and services that its customers and communities depend on. This recognition led the full Board of UScellular to take responsibility for the oversight of COVID-19 actions and impacts. Throughout the crisis, management has continually updated the Board on its programs to keep its employees and customers safe, performance of the network and treasury initiatives to ensure financially flexibility. UScellular also supported its communities with donations.
Director Independence and New York Stock Exchange Listing Standards
UScellular Common Shares are listed on the NYSE. Under NYSE listing standards, UScellular is a "controlled company" because over 50% of the voting power for the election of directors is held by TDS. Accordingly, UScellular is exempt from certain listing standards under the rules of the NYSE that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent, (ii) have a compensation committee composed entirely of directors who qualify as independent, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent.
As discussed below under "Audit Committee," the following members of the Audit Committee qualify as independent under the NYSE listing standards: J. Samuel Crowley (chairperson), Harry J. Harczak, Jr., Gregory P. Josefowicz and Cecelia D. Stewart. In addition, Ronald E. Daly would qualify as an independent director under the listing standards of the NYSE. As a result, five of the eleven directors, or 45% of the directors, have been determined to qualify or would qualify as independent under the listing standards.
Meetings of Board of Directors
Our board of directors held seven meetings during 2020. Each director attended at least 75% of the total number of meetings and at least 75% of the total number of committee meetings on which such person was a member of the committee (during the period such person was a director).

Corporate Governance Best Practices
The following identifies a number of the good corporate governance best practices adopted and followed by UScellular:
•Annual election of directors.
•UScellular has adopted Corporate Governance Guidelines that are intended to reflect good corporate governance and other best practices.
•The positions of (i) Chairman of the Board and (ii) President and Chief Executive Officer are separated.
•The Audit Committee, which is comprised entirely of independent directors as required, operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
•The UScellular Chairman, who is the CEO of the controlling shareholder (TDS), approves executive compensation, other than long-term equity-based compensation, ensuring the interests of shareholders are represented in compensation matters.
•Although not required to do so as a controlled company, UScellular has established a LTICC, comprised solely of independent directors, with responsibility for long-term equity-based compensation.
•The LTICC operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
•The LTICC uses market compensation information supplied by our compensation consultant, Willis Towers Watson, as one factor in making executive officer long-term equity-based compensation decisions.
•Annual self-assessment of board.
•UScellular holds an annual "Say-on-Pay" vote.
•Executive sessions are held with only independent directors present.
•The UScellular Charter and Bylaws can be amended by a simple majority vote.
Corporate Governance Guidelines
UScellular's corporate governance guidelines address (i) board of directors structure, (ii) director qualification standards, (iii) director responsibilities, orientation and continuing education, (iv) director compensation, (v) board resources and access to management and independent advisors, (vi) annual performance evaluation of the board and committees, (vii) board committees, (viii) management succession and (ix) periodic review of the guidelines.
These Guidelines provide that, once each year, the board of directors will discuss corporate governance, including the allocation of seats between independent and non-independent directors.
A copy of such guidelines is available on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Governance Guidelines.
Succession Planning
The board of directors receives regular updates on succession planning for discussion.
On July 1, 2020, Laurent C. Therivel replaced Kenneth R. Meyers as UScellular's President and CEO in a planned succession. The transition was seamless and orderly.
Board Self-Assessment
Pursuant to these Guidelines, under the leadership of the Chairman, the board of directors performed a self-assessment and evaluated its performance and effectiveness as a board in 2020. This self-assessment covered matters relating to board meetings, board composition, committees, board oversight, and other matters.

Audit Committee
Meetings in Fiscal 2020: 8, including joint meetings with TDS Audit Committee
Members: J. Samuel Crowley (Chair)[FE], Gregory P. Josefowicz, Cecelia D. Stewart, Harry J. Harczak[FE]
Responsible for:
● Assisting the board of directors of UScellular in its oversight of the:
• the integrity of financial statements
• compliance with legal and regulatory requirements
• qualifications and independence of our registered public accounting firm
• performance of the internal audit function and registered public accounting firm
• cybersecurity
● Preparing an audit committee report (page 22)
● Reviewing related party transactions
● Performing functions outlined in the UScellular Audit Committee Charter
[FE] - Audit Committee Financial Expert as defined by the SEC
Each member qualifies as independent under the NYSE standards and Section 10A-3 that is applicable only to Audit Committee members.
A copy of the committee charter is available on UScellular’s website, www.uscellular.com, Investor Relations - Corporate Governance - Governance Documents - Audit Committee.
Pre-Approval Procedures
The Audit Committee has adopted a policy pursuant to which all audit and non-audit services provided by UScellular's principal independent registered public accounting firm must be pre-approved by the Audit Committee, consistent with the requirements of the Sarbanes Oxley Act of 2002 and rules issued thereunder.
Compensation Committee
Under NYSE listing standards, UScellular is a controlled company and not required to have an independent compensation committee. As a result, UScellular does not have a formal compensation committee and instead LeRoy T. Carlson, Jr. functions as the compensation committee for all matters not within the authority of the LTICC. Mr. Carlson does not operate with a charter. Laurent C. Therivel, in consultation with Mr. Carlson, reviews and sets the cash compensation for Named Executive Officers (NEOs) other than himself. See "Compensation Discussion and Analysis" and "Compensation Committee Interlocks and Insider Participation" for further information.
Long-term equity compensation for executive officers is approved by the LTICC.

Long-Term Incentive Compensation Committee
Meetings in Fiscal 2020: 2
Members: Gregory P. Josefowicz (Chair), J. Samuel Crowley, Ronald E. Daly, Cecelia D. Stewart
The LTICC delegates its power and authority to the Chairman or any UScellular executive officer except with respect to the long-term equity compensation of any officers. The LTICC has not delegated any authority with respect to the executive officers identified in this 2020 Proxy Statement.
Responsible for:
● Assisting the board of directors of UScellular in its oversight of the:
• review and recommendation of Long-Term Incentive Plans and programs for the employees of the Company
• review and recommended changes to the Company's Long-Term Incentive Plans and programs
• interpretation and administration of the Company's Long-Term Incentive Plans and programs
• reviewing disclosures regarding long-term equity-based compensation made in the Company's annual proxy statement
A copy of the committee charter is available on UScellular’s website, www.uscellular.com, under Investor Relations - Corporate Governance - Governance Documents - Long-Term Incentive Compensation Committee.

UScellular has a LTICC comprised solely of directors who qualify as independent. None of such members receive any compensation from UScellular, TDS or any other member of the TDS consolidated group ("TDS Consolidated Group"), except permitted compensation for services as a UScellular director and committee member. Additionally, none of such members are affiliated with the TDS Consolidated Group by reason of being an executive officer, or the beneficial owner of more than 10% of any class of voting equity security, of any member of the TDS Consolidated Group. See Compensation Committee Interlocks and Insider Participation for further information.
UScellular's Human Resources Department supports the UScellular Chairman and the LTICC in their functions. UScellular also utilizes the services of a compensation consultant. See Compensation Discussion and Analysis below for information about UScellular's compensation consultant.
It is the view of the UScellular board of directors that director compensation should be the responsibility of the full board of directors. Therefore, director compensation is approved by the full board of directors rather than by a committee of the board of directors. UScellular does not have any stock ownership guidelines for directors.

Pricing Committee
All actions in 2020 were taken by unanimous consent.
Members: LeRoy T. Carlson, Jr. (Chair) and Laurent C. Therivel
Alternate Members: Walter C. D. Carlson, Peter L. Sereda and Douglas W. Chambers
Responsible for:
● Taking actions with respect to financing and capital transactions, such as issuance, redemption or repurchase of debt or shares of capital stock
The Pricing Committee does not have a charter. The responsibilities of the Pricing Committee as generally described above are set forth in full in the resolutions of the Board establishing such committee, as amended.

Technology Advisory Group (TAG) Committee
Meetings is Fiscal 2020: 3
Members: LeRoy T. Carlson Jr. (Chair), Ronald E. Daly, Gregory P. Josefowicz and Cecelia D. Stewart
● Responsible for reviewing, monitoring and informing the Board on technology and related matters affecting UScellular and its customers
● TAG does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role
● TAG Committee members are also members of the Technology Advisory Group which includes representatives of management and employees of TDS and UScellular and the TAG Committee of TDS
The TAG Committee does not have a charter. The responsibilities of the TAG Committee, as generally described above, are set forth in full in the resolutions of the Board establishing such committee.
Director Nomination Process
As a controlled company, UScellular is exempt from the requirement to have a corporate governance and nominating committee comprised solely of independent directors. UScellular does not have a corporate governance and nominating committee or charter. Instead, the entire board of directors participates in the consideration of director nominees.
In its annual board self-assessment, the full board of directors considers its composition, and the composition of each of its committees, and discusses expertise that may be needed in the future. In connection with the nominations of directors for election, the board of directors considers the tenure, qualifications and expertise of all of the incumbent directors. The UScellular board of directors does not have any specific, minimum qualifications that it believes must be met by a nominee.
The UScellular board of directors does not have a formal policy with regard to the consideration of director candidates recommended by shareholders. Because TDS has sole voting power in the election of directors elected by the holder of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS. With respect to candidates to be elected by the holders of Common Shares, the UScellular board may from time to time informally consider candidates recommended by shareholders who hold a significant number of Common Shares, in addition to the recommendation of TDS. Shareholders who desire to nominate directors must follow the procedures set forth in UScellular's Bylaws.

Considering the importance of Federal Communications Commission ("FCC") licenses to UScellular, the UScellular Bylaws provide that a candidate will not be eligible for election or continued service as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the FCC, as determined by the board of directors with the advice of counsel. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the UScellular Bylaws), as determined by the board of directors. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if, as determined by the board of directors with the advice of counsel, (i) such candidate's election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such candidate has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.
The Bylaws provide that a person properly nominated by a shareholder for election as a director shall not be eligible for election as a director unless he or she signs and returns to the Secretary of UScellular, within fifteen days of a request therefor, written responses to any questions posed by the Secretary, that are intended to (i) determine whether such person may qualify as independent and would qualify to serve as a director under rules of the FCC, and (ii) obtain information that would be disclosed in a proxy statement with respect to such person as a nominee for election as a director and other material information about such person.
The UScellular board of directors does not have a policy with regard to the consideration of diversity in identifying director nominees. However, as reflected in its Code of Business Conduct, UScellular values diversity and does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status. In addition, in considering whether to nominate individuals as director candidates, the board of directors takes into account all facts and circumstances, including diversity. For this purpose, diversity broadly means a variety of backgrounds, experience, skills, education, attributes, perspectives and other differentiating characteristics. UScellular believes that it is desirable for a board to have directors who can bring the benefit of diverse backgrounds, experience, skills and other characteristics to permit the board to have a variety of views and insights. Accordingly, the board of directors considers how director candidates can contribute to board diversity as one of the many factors it considers in identifying nominees for director.
In general, in determining whether to nominate incumbent directors for re-election, the board of directors considers all facts and circumstances. Potential candidates are initially screened by the Chairman and by other persons whom the Chairman designates. Following this process, when appropriate, information about the candidate is presented to and discussed by the full board of directors.
From time to time, UScellular may pay a fee to an executive search firm to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors. TDS paid $559,079 in recruitment fees during 2019 and 2020 to identify Laurent C. Therivel for UScellular President and CEO and also as director of TDS and UScellular. The fees were later assessed to UScellular.
Shareholder Communication with Directors
Shareholders or other interested parties may send communications to the UScellular board of directors, to the non-management directors, to the independent directors or to specified individual directors of UScellular at any time. Shareholders or other interested parties should direct their communication to such persons or group in care of the Secretary of UScellular, c/o Telephone and Data Systems, Inc., 30 N. LaSalle St., 40th Floor, Chicago, IL 60602. Any germane shareholder or other communications related to proper board business that are addressed to the board of directors, the non-management directors, the independent directors or specified individual directors will be delivered by the Secretary to such persons or group.
Information on communicating with directors is available on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Contact the Board.
Non-Management Directors
As required by the NYSE listing standards, the non-management directors of UScellular meet at regularly scheduled executive sessions without management. Walter C. D. Carlson, who is a non-management director, presides at all meetings of the non-management directors. In addition, the independent directors of UScellular meet at least once per year in an executive session without management or directors who are not independent.
UScellular Policy on Attendance of Directors at Annual Meeting of Shareholders
All directors are invited and encouraged to attend each annual meeting of shareholders, which is normally followed by a meeting of the board of directors. In general, all directors attend each annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events. Due to COVID-19, the 2020 annual meeting was conducted virtually and all of the persons serving as directors at that time attended the annual meeting virtually.

EXECUTIVE OFFICERS
The below list does not include LeRoy T. Carlson, Jr., Deirdre C. Drake, Michael S. Irizarry or Laurent C. Therivel who are also UScellular incumbent board members or nominees to the board and included in the disclosure above under "Election of Directors".

Name	Age	Position with UScellular
Douglas W. Chambers	51	Executive Vice President, Chief Financial Officer and Treasurer
Douglas W. Chambers. Douglas W. Chambers was appointed Executive Vice President, Chief Financial Officer and Treasurer in September, 2020. Prior to that he was Senior Vice President, Chief Financial Officer and Treasurer since June, 2019. Prior to that he was Senior Vice President-Finance and Chief Accounting Officer for TDS since May, 2018. Prior to that he was Vice President and Controller at UScellular since 2017. Prior to that he was Vice President and Controller for TDS since 2015 and Assistant Controller at TDS since 2012.

Codes of Business Conduct and Ethics Applicable to Directors and Officers
UScellular has adopted a Code of Business Conduct and Ethics for Officers and Directors. The foregoing code can be found on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Code of Business Conduct and Ethics for Officer and Directors.
In addition, UScellular has adopted a broad Code of Business Conduct that is applicable to all officers and employees of UScellular and its subsidiaries. The foregoing code can also be found on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Code of Conduct.
UScellular intends to disclose any amendments to any of the foregoing codes, by posting such information to UScellular's website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by UScellular's board of directors or an authorized committee thereof, as applicable, and disclosed on either the website or in a Form 8-K. There were no such waivers in 2020.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021
What am I being asked to vote on in Proposal 2?
In Proposal 2, we are requesting shareholders to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
How does the board of directors recommend that I vote on this proposal?
The board of directors unanimously recommends a vote FOR the approval of the ratification of PwC.
We anticipate continuing the services of PwC for the current fiscal year. Representatives of PwC are expected to make a statement at the Annual Meeting and respond to appropriate questions from shareholders.
Is this vote binding on the board of directors?
This vote is an advisory vote only and, therefore, it will not bind UScellular or our board of directors or Audit Committee. We are not required to obtain shareholder ratification of the selection of PwC as our independent registered public accounting firm by our Bylaws or otherwise. However, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the votes cast by shares entitled to vote with respect to such matter at the 2021 Annual Meeting.
Under the Intercompany Agreement with TDS, UScellular has agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing UScellular's financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. TDS has engaged PwC for such purposes.
Should the shareholders fail to ratify the selection of PwC, the Audit Committee will review whether to retain such firm for the fiscal year ending December 31, 2021, subject to UScellular's obligations under the Intercompany Agreement.
Your board of directors unanimously recommends a vote "FOR" the approval of Proposal 2.

FEES PAID TO PRINCIPAL ACCOUNTANTS
The following sets forth the aggregate fees (including expenses) billed by UScellular's principal accountants, PwC, for 2020 and 2019:

	2020	2019
Audit Fees(1)	$2,286,000	$2,025,310
Audit Related Fees(2)	287,600	305,959
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees(5)	$2,573,600	$2,331,269
____________________________
(1)Represents the aggregate fees billed for professional services rendered for the audit of the financial statements included in UScellular's Annual Report on Forms 10-K and Forms 10-Q, including the attestation and report relating to internal control over financial reporting. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, subsidiary audits, attest services, consents, and review of documents filed with the SEC.
(2)Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of UScellular's financial statements that are not reported under Audit Fees, if any. In 2020 and 2019, this amount represents fees billed for audits of subsidiaries and partnerships in which certain subsidiaries have a partnership interest.
(3)Represents the aggregate fees billed for tax compliance, tax advice, and tax planning, if any.
(4)Represents the aggregate fees billed for services other than services described in Note (1), (2), or (3), if any.
(5)Amounts do not include fees billed directly to TDS. Although TDS bills UScellular an overall allocation of costs pursuant to the Intercompany Agreement, TDS does not specifically identify and allocate fees of PwC to UScellular.
See "Corporate Governance—Governance Documents—Audit Committee" for the Audit Committee's charter.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four members of the board of directors who are "independent" as defined by the New York Stock Exchange. The Audit Committee has a written charter that has been approved by the board of directors, a copy of which is available on the website, www.uscellular.com, under Investor Relations—Corporate Governance—Governance Documents—Audit Committee. The charter was reviewed and updated in March 2021.
Management is responsible for UScellular's internal controls and the financial reporting process. UScellular utilizes services from the TDS internal audit staff, which performs testing of internal controls and the financial reporting process. UScellular's independent registered public accounting firm is responsible for performing an independent audit of UScellular's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In this context, the Audit Committee reviewed and discussed the audited financial statements, as of and for the year ended December 31, 2020, with management, the internal audit staff and representatives of PwC, UScellular's independent registered public accounting firm. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with PwC also included the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, relating to information regarding the scope and results of the audit. The Audit Committee also received from PwC written disclosures and a letter regarding its independence as required by applicable requirements of the PCAOB and this information was discussed with PwC. The Audit Committee also considered and concluded that the provision of non-audit services by PwC to UScellular during 2020 was compatible with their independence.
Based on and in reliance upon these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2020 be included in UScellular's Form 10-K for the year ended December 31, 2020.
The Audit Committee holds quarterly regularly scheduled meetings to review and approve the financial results for the immediately preceding period. The Audit Committee reviews UScellular's Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's agenda for meetings is established by the Audit Committee's chairperson with input from other Committee members and the TDS Vice President—Internal Audit.
At its regularly scheduled meetings in 2020, the Audit Committee reviewed UScellular's policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of UScellular's legal, regulatory and ethical compliance programs, including UScellular's Code of Business Conduct, anti-Harrassment policy and Whistleblower hotline activity were also reviewed. In addition, at each of its regularly scheduled meetings, the Audit Committee spoke with senior members of UScellular's financial management team, its General Counsel, TDS's Vice President - Internal Audit and representatives of PwC at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. UScellular's Executive Vice President and Chief Technology Officer, Engineering and Information Services and members of the technology team meet with the Audit Committee at least twice a year to discuss cybersecurity issues and concerns.
The Audit Committee is updated periodically on management's process to assess the adequacy of UScellular's system of internal control over financial reporting, the framework used to make the assessment and management's conclusions on the effectiveness of its internal control over financial reporting. The Audit Committee also discussed with PwC UScellular's internal control assessment process and management's assessment as well as PwC's evaluation of UScellular's system of internal control over financial reporting.
The Audit Committee evaluates the performance of PwC, including the senior audit engagement team, each year and determines whether to reengage PwC or consider other audit firms, subject to UScellular's obligations under the Intercompany Agreement with TDS. The Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors' capabilities and the auditors' technical expertise and knowledge of UScellular's operations and industry. Based on this evaluation, the Audit Committee intends to engage PwC as UScellular's independent registered public accountants for the year ending December 31, 2021. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, UScellular anticipates that it will continue to request shareholders to ratify the selection of the independent registered public accounting firm at annual meetings of shareholders.
UScellular has engaged PwC since 2002 which leads UScellular to consider tenure. Based on the quality of PwC’s services and the mandated rotation of PwC’s lead engagement partner, the Audit Committee is confident that UScellular is receiving quality, independent public accounting services and that continued retention of PwC is in the best interest of the UScellular and its shareholders.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC the audited financial statements of UScellular, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of UScellular's internal controls over financial reporting. In performing all of these functions, the Audit Committee acts in an oversight capacity and relies on UScellular's management and PwC.
By the members of the Audit Committee of the board of directors of UScellular:

J. Samuel Crowley Chairperson	Harry J. Harczak, Jr.	Gregory P. Josefowicz	Cecelia D. Stewart

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
What am I being asked to vote on in Proposal 3?
We are providing shareholders with an opportunity to vote, on an advisory basis, on the compensation of our named executive officers (NEOs) as disclosed in this 2021 Proxy Statement as required, including Compensation Discussion and Analysis, compensation tables and discussions. This vote is required to be submitted to shareholders pursuant to SEC rules adopted under provisions in the Dodd-Frank Act. The advisory vote on executive compensation described in this proposal is commonly referred to as a "Say-on-Pay" vote.
UScellular is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. UScellular held a Say-on-Frequency vote at the 2017 Annual Meeting and the shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the Say-on-Frequency votes in 2017, the UScellular board of directors adopted a policy to hold the Say-on-Pay vote every year. Accordingly, UScellular is holding a Say-on-Pay vote every year unless and until this policy is changed and it will submit the next Say-on-Frequency proposal to shareholders at the 2023 Annual Meeting.
This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices.
How does the board of directors recommend that I vote on this proposal?
The board of directors unanimously recommends a vote FOR approval of the Say-on-Pay proposal.
UScellular believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance. UScellular's compensation objectives for executive officers are to support the overall business strategy and objectives, attract and retain high-quality management, link compensation to both individual and company performance, and provide compensation that is both competitive and consistent with our financial performance.
Consistent with these goals, the Chairman and the LTICC have developed and approved an executive compensation philosophy to provide a framework for UScellular's executive compensation program featuring the policies and practices described in the Compensation Discussion and Analysis.
Is this vote binding on the board of directors?
The Say-on-Pay vote is an advisory vote only and, therefore, will not bind UScellular, our board of directors, the Chairman or the LTICC. However, the board of directors, the Chairman and the LTICC will consider the voting results as appropriate when making future decisions regarding executive compensation.
Your board of directors unanimously recommends a vote "FOR" the approval of Proposal 3.

EXECUTIVE AND DIRECTOR COMPENSATION
The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Form 10-K for the year ended December 31, 2020.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis ("CD&A") describes the Company's executive compensation programs and explains compensation decisions for the following Named Executive Officers (NEOs) in 2020:

Named Executive Officer	Position with the Company During 2020
Laurent C. Therivel	Director, President and Chief Executive Officer
Douglas W. Chambers	Executive Vice President, Chief Financial Officer and Treasurer
Kenneth R. Meyers	Former Director, President and Chief Executive Officer and Senior Advisor to the CEO
Jay M. Ellison	Former Executive Vice President and Chief Operating Officer and Special Advisor to the President and CEO
Michael S. Irizarry	Executive Vice President and Chief Technology Officer—Engineering and Information Services
Deirdre C. Drake	Executive Vice President and Chief People Officer
LeRoy T. Carlson, Jr., Chairman of UScellular, receives no compensation directly from UScellular and is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including UScellular. A portion of the compensation expense incurred by TDS for Mr. Carlson was allocated to UScellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. There is no identification or quantification of the compensation of Mr. Carlson, or of any other allocated expense in this allocation of cost to UScellular.
Although UScellular does not have an independent compensation committee for all executive compensation, long-term equity compensation of executive officers is approved by the fully independent Long-Term Incentive Compensation Committee (LTICC), as discussed below.
With respect to the NEOs other than the President and CEO, the Chairman reviews the President and CEO's evaluation of the performance of such NEOs and in consultation with the President and CEO sets the annual base salary and bonus compensation levels for such NEOs, and recommends long-term equity compensation to the LTICC, based on such performance evaluations and compensation principles as discussed below.

2020 Elements of Compensation

Annual Cash Compensation	Equity Compensation	Other Benefits Available to Named Executives	Other Generally Applicable Benefits and Plans
• Salary	• Restricted Stock Units	• Deferred Compensation	• Tax-Deferred Savings Plan
• Bonus	• Performance Share Units	• Supplemental Executive Retirement Plan ("SERP")	• Welfare Benefits
		• Perquisites	• Pension Plan
We use our compensation programs to attract, motivate and retain the executives who lead UScellular. Our compensation programs and practices are designed to pay for performance and to align management's interests with those of UScellular's shareholders. We believe that our compensation programs help drive UScellular performance by providing a significant amount of compensation in the form of equity, by utilizing both short-term and long-term incentives that are tied to UScellular performance, and by making efforts to balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation.
Executive Compensation Process
The process of approving or recommending the elements of compensation begins with an evaluation of the appropriate compensation elements for each NEO, based on the particular duties and responsibilities of the NEO, as well as compensation elements for comparable positions at other companies.
The Chairman and LTICC have access to numerous performance measures and financial statistics prepared by UScellular. The financial information includes the audited financial statements of UScellular, as well as internal financial reports such as budgets and actual results, operating statistics and other analyses. The Chairman and LTICC also may consider such other factors that they deem appropriate in making their compensation recommendations or decisions. Ultimately, it is the informed judgment of the Chairman and/or the LTICC, after considering all of the foregoing factors, and considering the recommendation of the President and CEO and/or Chairman, that determines the elements of compensation for NEOs.
Annually, the President and CEO recommends the base salaries for the NEOs other than himself, and the Chairman reviews and approves such base salaries and determines the base salary of the President and CEO.
In addition, the President and CEO recommends the annual bonuses for the NEOs other than himself, and the Chairman reviews and approves such bonuses and determines the bonus of the President and CEO.
The LTICC annually determines long-term equity compensation awards to the NEOs under the UScellular Long-Term Incentive Plan ("LTIP"), which awards generally include performance share units and/or restricted stock units.
The NEOs received an award of restricted stock units in 2020 based in part on the achievement of certain levels of individual performance in 2019 as discussed below. The NEOs may also elect to defer all or a portion of their bonus and receive bonus match units on a portion of the amount deferred.
The NEOs also received an award of performance share units in 2020 based in part on the achievement of certain levels of individual performance in 2019. The NEOs also received an adjustment in 2020 of approximately 95.3% to their performance share units granted in 2019. This adjustment was based on performance against the metrics set for the program and certified by the LTICC.
Grants of equity awards to the President and CEO and the other executive officers are generally made at the same time each year. Current practice is to grant equity awards other than bonus match units on the first Monday in April. UScellular grants bonus match units on the date that annual bonus amounts are paid each year. UScellular also may grant equity awards during other times of the year as it deems appropriate, such as in connection with a new hire, promotion or retention.
The Chairman and the LTICC do not consider an officer's outstanding equity awards or stock ownership levels when determining such officer's compensation. The Chairman and LTICC evaluate compensation based on performance for a particular year and other considerations as described herein and do not consider stock ownership to be relevant.
Compensation Principle
We believe that equity-based compensation aligns executives' interests with shareholders, drives performance and facilitates retention of superior talent. In 2020, annual equity awards consisted of performance share units (PSUs) and restricted stock units (RSUs).
o    PSUs are paid in Company stock based on the outcome of the performance goals that are set for a one-year performance period, assuming the NEO remains employed through the three year cliff vesting date. The metrics were: Consolidated Total Service Revenues (weighted 40%), Consolidated Operating Cash Flow (weighted 30%), Voluntary Postpaid Handset Voluntary Defections (weighted 20%) and Consolidated Capital Expenditures (weighted 10%) for the performance period January 1, 2020 through December 31, 2020.

o    PSUs awarded in 2020 were adjusted based on performance against the metrics set for this cycle. The LTICC reviewed and certified the results. PSU awards were adjusted by 107.8% in March of 2021 based on 2020 performance.
o    The RSUs granted in 2020 are time-vested awards that will be paid in Company stock at the end of the three year holding period, assuming the NEO remains employed through the vesting date.
Incentive Compensation links compensation with goal attainment.    The Chairman and the President and CEO continue to believe that linking compensation to certain performance metrics results in a performance driven culture. The majority of compensation awarded to NEOs is dependent upon Company performance. In 2020, the Chairman and the President and CEO set performance goals they believed to be challenging in connection with the annual bonus awards awarded to NEOs under the Executive Officer Annual Incentive Plan.
•The following metrics were used to calculate 60% of the NEO's bonus award under the Executive Officer Annual Incentive Plan: Consolidated Total Service Revenues (30% weighting), Consolidated Operating Cash Flow (30% weighting), Consolidated Capital Expenditures (15% weighting), Customer Engagement (15% weighting), and Consolidated Equivalent Handset Net Additions (10% weighting).
•The Chairman's Assessment on Strategic Initiatives (10% weighting) and Individual Performance measures (30% weighting) were used to calculate 40% of the final bonus award.
President and CEO Incentive Compensation:    The Chairman, in his sole discretion, determines whether an annual bonus will be payable to the President and CEO for a performance year and, if so, the amount of such bonus. Factors that may be considered by the Chairman in making such determination include the following:
•The level of achievement of the Company, on a short-term and long-term basis, measured against performance objectives and compared with that of peer companies;
•The President and CEO's individual performance, on a short-term and long-term basis, with respect to his leadership of the Company, the development and maintenance of effective working relationships across the enterprise, his stated personal objectives and his other duties and responsibilities;
•The total cash compensation paid to CEOs of peer companies, including those which are divisions or subsidiaries of parent companies; and
•Other factors that the Chairman in the exercise of his judgment and discretion determines relevant.
No single factor is determinative, and no factor is applied mechanically to calculate any portion of the President and CEO's bonus. The entire amount of the bonus is discretionary.
Fixed compensation (base salary) represents the smallest portion of total target compensation.    The Company makes efforts to appropriately balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to each NEO.
•In 2020, fixed compensation (base salary) represented 4% and variable compensation (annual cash bonus and equity incentives) represented 96% of Mr. Therivel's total target compensation; and
•For the remaining NEOs, 2020 fixed compensation represented 25% (on average) and variable compensation represented 75% (on average) of total target compensation.

The following chart summarizes total target compensation established for each NEO in 2020:
Summary of 2020 NEO Target Compensation

Named Executive Officer	2020 Annual Base Salary (1)	2020 Annual Incentive Target Value	2020 Long-Term Incentive Award Target Value (2)	2020 Total Target Compensation
Laurent C. Therivel	$755,000	$830,500	$—	$1,585,500
Douglas W. Chambers	$520,000	$286,000	$1,092,000	$1,898,000
Kenneth R. Meyers	$1,139,000	$911,200	$—	$2,050,200
Jay M. Ellison	$661,500	$496,125	$1,587,600	$2,745,225
Michael S. Irizarry	$716,500	$465,725	$1,504,650	$2,686,875
Deirdre C. Drake	$530,000	$291,500	$1,113,000	$1,934,500
____________________________
(1)The amounts listed in the column reflect the March 1, 2020 base salary for all NEOs except for:
a.Mr. Therivel who was hired on July 1, 2020.
b.Mr. Chambers and Ms. Drake who received promotional increases on September 1, 2020 and the amounts listed above reflect those increases.
(2)Expressed as the aggregate grant date value of RSUs and PSUs.
The Chairman, and the President and CEO along with the LTICC believe that this approach to our compensation program, along with our market positions and structural competitive advantages, has allowed our Company to continue to be successful in an extremely competitive environment.
Executive Compensation Programs Support UScellular Goals and Objectives
UScellular is committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible. As such, we focus on operating in a fiscally responsible manner, and on recruiting and retaining talented employees who believe in the Company's values and long-term perspective.
The objectives of UScellular's compensation programs for its executive officers generally are to:
•support UScellular's overall business strategy and objectives;
•attract and retain high quality management;
•link individual compensation with attainment of UScellular objectives and individual performance goals; and
•provide competitive compensation opportunities consistent with the financial performance of UScellular.
The primary financial focus of UScellular is the increase of long-term shareholder value through growth, measured in such terms as revenues, cash flow, capital expenditures, customer engagement, consolidated equivalent handset net additions and voluntary postpaid handset defections. Compensation decisions are made considering these performance measures, as well as all other appropriate facts and circumstances, including factors such as customer growth and employee engagement.
UScellular's compensation policies for executive officers are intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the performance of UScellular, utilizing good governance practices and other best practices. UScellular's compensation programs are designed to reward the performance of UScellular on both a short-term and long-term basis.
UScellular's policies establish incentive compensation performance goals for NEOs based on factors over which such officers are believed to have substantial control and which are believed to be important to UScellular's long-term success. Management believes compensation should be related to the performance of UScellular and should be sufficient to enable UScellular to attract and retain individuals possessing the talents required for long-term successful performance. Nevertheless, although performance driven metrics are key inputs to compensation and awards, technically all elements of compensation are discretionary, allowing the Chairman and LTICC to consider other facts to ensure alignment with UScellular's goals. Officers do not become entitled to any compensation or awards solely as a result of the achievement of performance levels.
Maintaining Best Practices Regarding Executive Compensation
The Chairman, the President and CEO and the LTICC maintain policies and procedures for establishing compensation for the UScellular executives, including the NEOs, and consider many of these to represent best practices in corporate governance.

What We Do
☑ Pay for Performance: A significant portion of NEO total target compensation is tied to Company performance.	☑ Limited Perquisites: We provide few perquisites ("perks") to our officers.
☑ Maximum Payouts on Incentives: Annual cash incentive awards and PSUs are capped at 200%.
☑ Independent Long-Term Incentive Compensation Committee: Comprised solely of independent directors who review and approve the long-term equity-based compensation of executive officers. Other executive compensation is approved by UScellular's Chairman, who is also a director and President and Chief Executive Officer of TDS, the majority shareholder of UScellular.

☑ Compensation Consultant: Willis Towers Watson advises the Company and LTICC on executive compensation matters.
☑ Clawback Policy: UScellular would intend to seek to adjust or recover awards or payments if performance measures are restated or otherwise adjusted under certain circumstances.

What We Don't Do
☒ No Hedging or Pledging: Officers are prohibited from hedging, pledging or otherwise encumbering shares of UScellular's common stock, including holding shares in a margin account.	☒ Limited Tax Gross-Ups: NEOs and other executive officers are not entitled to tax gross-ups except in limited circumstances.
☒ Repricing of Stock Options: Repricing of stock options without stockholder approval is prohibited (except in the event of certain corporate events).
Results of the 2020 Say-on-Pay Vote
In 2020, we sought an advisory vote from our stockholders on NEO compensation (commonly referred to as "Say-on-Pay"). The Chairman, the President and CEO and the LTICC considered the fact that shareholders overwhelmingly voted at the 2020 annual meeting FOR the Say-on-Pay proposal with respect to 2019 NEO compensation. Even with this strong endorsement of the Company's pay practices, the Chairman and President and CEO along with the LTICC believe that it is essential to regularly review the executive compensation program. In 2020, the Chairman and the President and CEO along with the LTICC concluded that the compensation program provides awards that they believe motivate our NEOs to maximize long-term shareholder value and encourage long-term retention. The Chairman, the President and CEO and the LTICC intend to consider the results of the annual Say-on-Pay votes in their future compensation policies and decisions.
Changes to Compensation Policies
There were no material changes made to the executive compensation programs in 2020 in response to the 2020 Say-on-Pay Vote.

Maintaining a Competitive Compensation Program—Benchmarking Compensation Data
UScellular does not engage in "benchmarking" as defined by the SEC. Although UScellular does not obtain, review and consider third-party surveys of market compensation data from Willis Towers Watson, the surveys are used more generally as described below.
In 2020, for the NEOs other than the President and CEO, Willis Towers Watson completed a job specific market analysis with respect to base salary, target annual incentive opportunities and target total cash compensation. Executive officer positions were compared and matched to survey positions based on current role responsibilities. The source of market data was a Willis Towers Watson database of approximately 800 companies.
When setting long-term incentive awards, the LTICC considers market compensation data provided by Willis Towers Watson as follows:
•The multiples used to calculate the long-term incentive awards granted in 2020 were determined by the LTICC considering market compensation data with a weighting of:
o    50% of the total based generally on data from general industry companies (with revenue of $2B to $8B); and
o    50% of the total based generally on data from a peer group of telecom and customer-focused companies and/or based on a similar ownership structure (as identified below).
•The 2020 Custom Peer Group:
o    Must share at least one of the following characteristics: 1) wireless telecommunications services or technology and software company 2) has customer satisfaction as a part of its core business strategy and/or 3) single owner of 40% or more of its outstanding equity.

Avis Budget Group, Inc.	Frontier Communications Corporation	Ryerson Holding Corporation
CDK Global, Inc.	Harley Davidson, Inc.	Sabre Corporation
Columbia Sportswear Co.	Hertz Global Holdings, Inc.	TD Ameritrade Holding Corporation
CommScope Holding Company, Inc.	Hilton Worldwide Holdings, Inc.	Teradata Corporation
Crown Castle International Corp. (REIT)	Keurig Dr Pepper Inc.	The Hershey Co.
Darden Restaurants, Inc.	NCR Corporation	Wyndham Destinations, Inc.
Diebold Nixdorf, Incorporated	Revlon, Inc.
Note: This group was selected by the LTICC with the assistance of Willis Towers Watson.
•The multiples that were approved for the NEOs are presented in "Long-Term Equity Compensation" below.
The Chairman, President and CEO and LTICC compared the base salaries, target annual cash incentives, target total long-term incentives and total target compensation of each of UScellular's NEOs, other than the President and CEO, to the compensation data provided by Willis Towers Watson. The comparison was made to help determine whether UScellular's compensation practices fell in line with competitive market data.
UScellular believes that compensation decisions are complex and require a deliberate review of UScellular performance, peer compensation levels, experience of individual executives, and individual performance, among other factors. In determining executive compensation, the Chairman, President and CEO and LTICC consider all forms of compensation to review the value delivered by each component of compensation to each executive. Accordingly, the Chairman, President and CEO and LTICC may determine that, with respect to any individual, it is appropriate for total target compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the market data. The factors that might influence the amount of compensation awarded include market competition for a particular position, retention considerations, an individual's performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, tenure with the Company, internal pay equity and other relevant considerations.

Types and Amounts of NEO Compensation Awarded in 2020
Summary of Executive Compensation Elements
UScellular provided both fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to the NEOs in 2020. The majority of compensation is at risk to each NEO because the variable compensation that is actually paid may vary from the target compensation that was established by the Chairman, the President and CEO and/or the LTICC. In the case of annual cash incentives and PSUs, the payment is dependent in significant part upon UScellular's performance and, in the case of equity incentives, the value also is dependent on future share prices. The amount of total target compensation at risk was significantly more than the amount of base salary for each NEO. Also, the majority of total target compensation awarded in 2020 to each NEO was in the form of equity.
The following charts summarize the material elements of the Company's 2020 executive compensation programs for NEOs. Percentages below are rounded. Further details regarding each of the elements are provided in the discussion that follows the chart.

Note: Compensation included as "All Other Compensation" in the Summary Compensation Table is not considered in the graphs above, because the Company views it as de minimis.

Executive Compensation Program

	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2020 Decisions
Fixed	Base Salary	Fixed Cash Compensation	To attract, retain and motivate superior talent	Based on individual performance, proven leadership capabilities, other business experience, possession of a unique skill or knowledge set, internal pay equity, tenure or retention and other factors	Annual base salary merit increases ranged from 3.0% - 5.5%, prior to promotions.
Pay-At-Risk	Annual Cash Incentive Awards (Bonus)	Variable Cash Compensation Percentage of base earnings based on the achievement of annual company performance goals, individual performance and the Chairman's assessment of strategic initiatives	To align overall Company performance directly with cash compensation	The target percentage of base earnings is determined based on job scope, market data, internal pay equity and other factors Actual payouts based on achievement can range from 0% to 200%
Company performance resulted in a 96.5% payout

The Chairman's Assessment on Strategic Initiatives resulted in a 124.0% payout

Team and individual performance were paid based on team and individual performance

Performance Share Unit Awards (PSUs)	Equity Compensation

Number of shares paid based on original target adjusted by company achievement during the one-year performance period and released at the end of the three year cliff vesting period (assuming continued employment)

Value of PSUs is variable based on company performance and the long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interest with shareholders' interests To support our business strategy	Based on job scope, market data and individual performance Actual payouts based on company achievement of the one-year performance goals can range from 50% to 200% of target	One half of the value of the total target equity award was granted in the form of PSUs

Based on Consolidated Total Service Revenues (40%), Consolidated Operating Cash Flow (30%), Postpaid Handset Voluntary Defections (20%) and Consolidated Capital Expenditures (10%) for the period January 1, 2020 through December 31, 2020
	Restricted Stock Unit Awards (RSUs)	Equity Compensation Time-vested at end of three year cliff vesting period (assuming continued employment) Value of RSUs is variable based on long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interests with shareholders' interests To support our business strategy	Based on job scope, market data and individual performance	One-half of the value of the total target equity award was granted in the form of RSUs

Compensation Provided to NEOs in 2020
Base Salary
Annually, the Chairman determines the President and CEO's base salary. With respect to the other NEOs, the President and CEO recommends and the Chairman approves annually each such NEO's base salary. In setting 2020 base salary levels, the Chairman and/or President and CEO considered market data, Company performance and the individual performance of each NEO. In 2020, each of the NEOs received an annual base salary merit increase ranging from 3.0% - 5.5% (Mr. Therivel's base salary was not adjusted because Mr. Therivel became employed by the Company effective July 1, 2020).
Base salary is determined based on an evaluation of the performance of UScellular and each NEO and such other facts and circumstances as the Chairman and/or the President and CEO may deem relevant. Some facts and circumstances that are considered in approving base salaries of the NEOs are as follows: UScellular's status as a public and controlled company, and the fact that UScellular is primarily a regional competitor and that some of its competitors are national or global telecommunications companies that are much larger than UScellular, possess greater resources, possess more extensive coverage areas and more spectrum within some coverage areas, and market other services with their communications services that UScellular does not offer. The base salary of each NEO is set at a level considered to be appropriate in the subjective judgement of the Chairman and/or the President and CEO based on assessment of the responsibilities and performance of such NEO, taking into account the facts and circumstances discussed above. No specific performance measures are determinative in the base salary compensation decisions for NEOs. Ultimately, it is the informed judgement of the Chairman based on the recommendation of the President and CEO that determines the other NEOs' base salaries based on the total mix of information rather than on any specific measures of performance.
NEO Base Salary

Named Executive Officer	2020	2019	% Increase
Laurent C. Therivel(1)	$755,000	N/A	N/A
Douglas W. Chambers(2)	$520,000	$380,000	36.8%
Kenneth R. Meyers(3)	$1,139,000	$1,095,000	4.0%
Jay M. Ellison(4)	$661,500	$627,000	5.5%
Michael S. Irizarry(4)	$716,500	$695,600	3.0%
Deirdre C. Drake(5)	$530,000	$477,900	10.9%
____________________________
(1)Mr. Therivel was hired effective July 1, 2020.
(2)Mr. Chambers was appointed the Executive Vice President, Chief Financial Officer and Treasurer of UScellular effective September 1, 2020. His current salary reflects an adjustment of 6.1% in base salary for this promotion. He previously received an annual salary increase in the amount of 3.0% on March 1, 2020 and a market increase of 25.2% on April 1, 2020.
(3)Mr. Meyers' salary increase was effective on January 1, 2020.
(4)The pay adjustments for Messrs. Ellison and Irizarry were effective on March 1, 2020.
(5)Ms. Drake was appointed the Executive Vice President, Chief People Officer of UScellular effective September 1, 2020. Her current salary reflects an adjustment of 7.5% in base salary for this promotion. She previously received an annual salary increase in the amount of 3.2% on March 1, 2020.
Annual Bonus
The Chairman and the President and CEO believe that annual bonus awards reinforce a pay-for-performance culture because the payment is based on UScellular's financial results along with the Chairman's assessment of strategic initiatives and individual performance. Annually, the Chairman, considering the recommendation of the President and CEO set the percentage of base earnings used to determine each NEO's target bonus, as well as performance goals for UScellular.

The Chairman and the President and CEO believe that the target bonuses were competitive compared to the market data. The target percentage of base salary/earnings for each NEO's bonus in 2020 was:
NEO Bonus Targets

Named Executive Officer	Percentage of Base Salary/Earnings
Laurent C. Therivel	110%
Douglas W. Chambers	55%
Kenneth R. Meyers	80%
Jay M. Ellison	75%
Michael S. Irizarry	65%
Deirdre C. Drake	55%
The NEOs other than the President participated in the 2020 Executive Officer Annual Incentive Plan. Under that plan, the Chairman and the President and CEO set minimum, target and maximum annual company performance goals used to determine 60% of each NEO's 2020 annual bonus award. The goals were based on the following metrics: Consolidated Total Service Revenues (30% weighting), Consolidated Operating Cash Flow (30% weighting), Consolidated Capital Expenditures (15% weighting), Customer Engagement (15% weighting) and Consolidated Equivalent Handset Net Additions (10% weighted). The Chairman's Assessment on Strategic Initiatives (10% weighting) and Individual Performance (30% weighting) measures were used to calculate 40% of the final award. The Chairman and the President and CEO believe that these metrics focus executives on maximizing profitability and the customer experience. Under the annual incentive program, the actual annual incentive payouts based on the achievement of performance goals established for the year may range from 0% to 200%.
The following provides additional detail on the performance measures considered for the purposes of the 2020 Executive Officer Annual Incentive Plan.

	Component Weighting	Overall Plan Weighting	Maximum Percentage of Target
Consolidated Total Service Revenues	30%	18%	225%
Consolidated Operating Cash Flow	30%	18%	225%
Consolidated Capital Expenditures	15%	9%	225%
Customer Engagement	15%	9%	225%
Consolidated Equivalent Handset Net Additions	10%	6%	225%
Company Performance	100%	60%	225%
Chairman Assessment on Strategic Initiatives		10%	200%
Individual Performance		30%	150%
Total Overall Plan Weighting and Maximum Target Opportunity		100%	200%
The performance goals, at the minimum, target and maximum payout levels, were intended to be challenging and the performance goals at the maximum payout level were intended to require superior performance.
The President and CEO did not participate in the 2020 Executive Officer Annual Incentive Plan.
The Chairman and the President and CEO determined the actual payout that each NEO received under the incentive plan.
UScellular has separate guidelines for awarding bonuses to the President and CEO as described below.
The Chairman determined the bonus paid to Mr. Meyers for 2020 performance in September 2020 shortly after his retirement was his target bonus pro-rated to reflect the number of months worked during 2020. His informal target bonus was 80% of his base salary of $1,139,000. The Chairman approved a bonus to Mr. Meyers of $683,400 with respect to 2020 performance.
The Chairman determined the bonus to Mr. Therivel for 2020 performance that was paid in 2021 as follows:
UScellular established guidelines and procedures for awarding bonuses to the President and CEO. These guidelines and procedures provide that the Chairman in his sole discretion determines whether an annual bonus will be payable to the President and CEO for a performance year and, if so, the amount of such bonus, and describe factors that may be considered by the Chairman in making such determination, including factors that the Chairman in the exercise of his judgment and discretion determines relevant. The guidelines and procedures provide that no single factor will be determinative and no factor will be applied mechanically to calculate any portion of the bonus of the President and CEO. The entire amount of the bonus is discretionary.

Mr. Therivel's informal target bonus was 110% of his base salary of $755,000. The Chairman approved a bonus to Mr. Therivel of $467,600 with respect to 2020 performance that was paid in March, 2021. This was pro-rated based on his hire date of July 1, 2020 and reflected UScellular's overall company performance of 96.5% and the Chairman's subjective views regarding Mr. Therivel's contributions to such performance and achievements in 2020.
Company Performance
For purposes of evaluating and determining compensation levels each year, UScellular calculates an overall percentage of performance based on measures set forth in its 2020 Executive Officer Annual Incentive Plan.
The below table shows the calculation of the overall quantitative company performance percentage for 2020 based on the 2020 Executive Officer Annual Incentive Plan. The below amounts are based on the performance metrics established specifically for bonus purposes and may not agree with UScellular's financial statements, which are based on accounting principles generally accepted in the United States of America ("GAAP"), or with other publicly disclosed measures. As compared to GAAP, the below bonus results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures and other non-operating or non-core items. The below bonus results and targets are intended to reflect the core operating results over which UScellular officers have significant influence.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Performance Measures	Final Bonus Results for 2020	Final Target for 2020	Bonus Results as a % of Target	Minimum Threshold Performance (as a % of Target)	Maximum Performance (as a % of Target)	Interpolated % of Target Bonus Earned (if within Minimum and Maximum Range)	Weight	Weighted Avg % of Target Bonus
Formula			(b) / (c)					(g) x (h)
Consolidated Total Service Revenues(1)	$3,067 M	$3,117 M	98.4%	90.0%	110.0%	92.0%	30.0%	27.6%
Consolidated Operating Cash Flow(2)	$933 M	$919 M	101.6%	80.0%	120.0%	109.9%	30.0%	33.0%
Consolidated Capital Expenditures(3)	$940 M	$944 M	99.6%	110.0%	80.0%	102.7%	15.0%	15.4%
Customer Engagement(4)	4.12	4.14	99.5%	95.0%	110.0%	93.3%	15.0%	14.0%
Consolidated Equivalent Handset Net Additions(5)	(6,433)	35,568	(18.1)%	(69.0)%	325.0%	65.3%	10.0%	6.5%
Overall Company Performance							100.0%	96.5%
____________________________
(1)This represents total service revenues determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of total service revenues for external reporting purposes.
(2)Consolidated Operating Cash Flow determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of adjusted OIBDA (Operating income before depreciation, amortization, accretion, gains and losses) for external reporting purposes, and further adjusted to remove expenses associated with the annual bonus and performance share unit plans.
(3)This represents capital expenditures determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of capital expenditures for external reporting purposes.
(4)This represents the performance against the target as measured by the Loyalty Index Score from the annual Customer Engagement Total Experience Survey. The Loyalty Index Score is a calculated score of customers' responses based on their overall experience of UScellular, including overall brand, network and customer experience, laddering to overall satisfaction, likelihood to recommend and likelihood to continue to do business with UScellular.
(5)Consolidated Equivalent Handset Net Additions determined on a consolidated company-wide basis and are calculated as consolidated equivalent handset gross additions minus consolidated equivalent handset defections.
If a metric does not meet the minimum threshold performance level, generally no bonus will be paid with respect to such metric. If maximum performance or greater is achieved, 225% of the target opportunity for that metric will be funded. As shown above, the minimum threshold was achieved with respect to all of the targets for 2020, but performance was less than maximum performance for all of the targets. As a result, the payout level was interpolated for such target as indicated above based on the formula included in the 2020 Executive Officer Annual Incentive Plan.
As shown above, the quantitative company performance percentage for UScellular for 2020 was determined to be 96.5%.

Chairman Assessment on Strategic Initiatives
The assessment of strategic initiatives as determined in the subjective judgment of the Chairman was 124.0%. In arriving at this determination, the Chairman considered the following accomplishments of UScellular during 2020:
•Response to pandemic included ensuring safety of associates and customers, increased network demands and a transition to remote work when possible;
•Seamless CEO transition;
•Managing key officer transitions while maintaining positive associate engagement and without disruption to business operations;
•Successful advocacy, planning and participation in millimeter wave and mid-band spectrum auctions;
•Completed VoLTE deployment; and
•Deployed 5G in parts of 18 states.
Individual Performance Objectives and Accomplishments
In addition to UScellular performance, the Chairman, the President and CEO and members of the LTICC consider individual objectives and performance in determining executive compensation. There was no minimum level of achievement of any of those objectives before salary or other compensation could be increased or provided. The assessment of the achievement of such objectives is not formulaic, objective or quantifiable. Instead, individual performance considerations are factors, among others, that are generally taken into account in the course of making subjective judgments in connection with compensation decisions.
Mr. Therivel has been the principal executive officer of UScellular since July 1, 2020 and supervised and guided all of the business and affairs of UScellular since that date. As a result, Mr. Therivel is now primarily responsible for the performance of UScellular. Each of the other executive officers was also considered to have made a significant contribution to the aforementioned performance achievements during the period. The portion of the bonus for individual performance is based on an individual performance assessment approved by the Chairman in his subjective judgment which, in the case of NEOs other than the President and CEO, considers the recommendation of the President and CEO. This individual performance assessment for 2020 is used as a factor in determining the amount of the cash bonus for 2020 performance paid in 2021 and the value of equity awards granted in 2021.
The following shows certain considerations relating to compensation paid in 2020 to the NEOs:

	Laurent C. Therivel	Douglas W. Chambers	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Position at UScellular	Director and President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Treasurer	Former Director and President and Chief Executive Officer and Senior Advisor to the CEO	Former Executive Vice President and Chief Operating Officer and Special Advisor to the President and CEO	Director and Executive Vice President and Chief Technology Officer—Engineering and Information Services	Executive Vice President and Chief People Officer
Responsibilities at UScellular for above position	Primary responsibility for operations and performance as CEO	Accounting and reporting, revenue assurance, financial planning and analysis, credit and collections, treasury, real estate, and supply chain	Primary responsibility for operations and performance as CEO and support the transition to the new President and CEO	All matters related to sales, marketing and customer service	All information systems and technological operations including wireless towers, network build-outs, network operations and technological advancements	All matters related to human resources and communications
Year(s) Included as Named Executive Officer at UScellular (since table was implemented in 2007)	2020	2019 to present	2007 and 2013 to present	2007 to 2009 and 2013 to present	2007 to present	2014 to present
Period(s) Employed at UScellular	July, 2020 to present	2017 to 2018 and 2019 to present	1987 to 2006 and 2013 to September, 2020	2000 to 2009 and 2013 to January, 2021	2002 to present	2014 to present
New CEO Compensation rewards Revenue Growth and improved Return on Capital
In order to attract Laurent Therivel to UScellular it was important that UScellular provide a compensation package that motivated him to join the company and provided incentive for him to drive performance and superior results, ultimately strengthening UScellular and building shareholder value over time.

Mr. Therivel and the Company entered into a letter agreement on June 1, 2020, (the “Therivel Letter Agreement”) relating to his appointment as President and CEO. Compensation highlights from the Therivel Letter Agreement include:
•A base salary of $755,000 per year through December 31, 2020 (pro-rated for months employed during 2020), with a salary review following year-end 2020
•A target annual bonus opportunity for 2020 equal to 110% of annual base salary (pro-rated for months employed during 2020)
•Assuming continued employment, a one-time cash retention payment of $1,300,000 on December 1, 2020, $400,000 on June 30, 2022, $885,000 on December 1, 2023 and $295,000 on December 1, 2024
•An initial restricted stock unit award with a grant date value of $2,250,000, which will cliff vest six years after the start date of employment
Additionally, to drive revenue growth and improved return on capital, in connection with his hiring Mr. Therivel was granted an Initial CEO performance-based equity award (“Accomplishment Award”) with a grant date value equal to $4,500,000 tied to satisfaction of:
1.an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry
2.an average annual return on capital that exceeds six percent.
Mr. Therivel’s Accomplishment Award, which is similar to a performance share unit award, was designed without a minimum, target or maximum. Instead, it was designed to only vest upon the achievement of the above-described two performance conditions during the same two calendar-year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026. The Accomplishment Award is binary - the award does not vest if both performance conditions are not satisfied. The company believes that revenue growth and return on capital are important financial metrics that will help build shareholder value over time.
The Therivel Letter Agreement provides that, starting in 2021, it is anticipated that Mr. Therivel will receive annual equity grants with a target grant date value not less than $4,000,000. The 2021 grants are anticipated to have a target grant date value equal to $4,500,000.
The Therivel Letter Agreement provides for a possible severance payment and provides that certain payments and awards shall vest upon involuntary termination or a change in control. See Table of Potential Payments upon Termination or Change in Control below for additional information.
UScellular determined that the compensation items in the Therivel Letter Agreement were appropriate based on a review of CEO market analysis from Willis Towers Watson that equally blended two market benchmarks - CEO and Segment Head. The analysis also included a review of similarly sized companies within the general industry. In the case of Mr. Therivel’s equity awards, the award was recommended by the UScellular Chairman and approved by the UScellular Long Term Incentive Compensation Committee.
Pre-Employment Consulting Agreement with New CEO
TDS entered into a consulting agreement with Mr. Therivel that was designed to provide the TDS President and CEO with consultation, advice, and information concerning the business and operations of TDS and its affiliates. This agreement provided that Mr. Therivel would perform these duties as an independent contractor. During the term from May 1, 2020 to June 30, 2020, TDS paid Mr. Therivel a consulting fee in the amount of $40,000 per month which was assessed to UScellular.
Ongoing Arrangement with Kenneth Meyers
UScellular and Kenneth R. Meyers were parties to a letter agreement dated July 25, 2013 relating to his appointment as President and CEO effective June 22, 2013 (the "Meyers Letter Agreement"). Pursuant to the Meyers Letter Agreement, Mr. Meyers’ outstanding stock options remain exercisable until the earlier of the third anniversary of Mr. Meyers' retirement and the tenth anniversary of their grant date. For the length of the option exercise period, and as a condition to the continued exercisability of the option, he is to provide up to 30 hours a month of consulting services for which he will be compensated at a rate of $500 per hour. In addition, pursuant to the Meyers Letter Agreement, Mr. Meyers is entitled to a monthly payment equal to the retiree medical subsidy he would have received as a retiree of TDS (UScellular retirees are not eligible for a retiree medical subsidy), with a tax gross-up.

Agreements with Other Executive Officers
Effective May 1, 2018, UScellular entered into a retention agreement (Retention Agreement) with Jay M. Ellison, which agreement was subsequently amended. Pursuant to the Retention Agreement, Mr. Ellison was eligible to receive a bonus for the year of his retirement that is no less than his target bonus, pro-rated to reflect the period of his employment during the bonus year, his company car and a three year post-retirement consulting arrangement with an annual consulting fee in the amount of $270,000 per year, subject to the conditions as set forth in the Retention Agreement.
Mr. Ellison satisfied the conditions set forth in the Retention Agreement at the time of his January 1, 2021 retirement, entitling him to the bonus, company car and consulting arrangement under the Retention Agreement. The consulting agreement with Mr. Ellison became effective at the time of his retirement and requires him to provide consulting to the company not to exceed ten hours per month. The compensation under the consulting agreement is based on prior compensation and the amount of expected consulting time during the consulting period.
On March 31, 2020, UScellular entered into a letter agreement with Michael S. Irizarry (“Irizarry Letter Agreement”) related to his employment as UScellular’s Executive Vice President and Chief Technology Officer - Engineering and Information Services. Pursuant to the Irizarry Letter Agreement, Mr. Irizarry (i) had his target bonus for 2020 increased to 65% of his annual base salary; and (ii) will receive a severance payment of one year’s annual base salary and a prorated target bonus for the number of months worked during the year of separation if he is involuntarily terminated without cause prior to July 1, 2023.
Annual Cash Compensation
Base Salary:
The following shows certain information relating to base salary in 2020 for Laurent C. Therivel.

Laurent C. Therivel
2020 Annual Base Salary:	$755,000
$ Increase in Annual Base Salary:	—
% Increase in Annual Base Salary:	—
Range per 2019 Willis Towers Watson survey (50th to 75th percentile):	$800,000 to $955,000
Effective July 1, 2020, Mr. Therivel was hired at an annual base salary of $755,000 which is slightly below the 50th percentile of the range. This was the level considered to be appropriate in the subjective judgment of the Chairman.
The following shows certain information relating to base salary in 2020 for Kenneth R. Meyers.

Kenneth R. Meyers
2020 Annual Base Salary:	$1,139,000
$ Increase in Annual Base Salary:	$44,000
% Increase in Annual Base Salary:	4.0%
Range per 2019 Willis Towers Watson survey (50th to 75th percentile):	$800,000 to $955,000
Effective September 4, 2020, Mr. Meyers retired at an annual base salary of $1,139,000, which was above the 50th percentile of the range. This was the level considered to be appropriate in the subjective judgment of the Chairman.
The following shows certain information relating to base salary in 2020 for the other NEOs:

	Douglas W. Chambers (1)	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake (2)
Base Salary level 3/1/19 - 2/28/20	$380,000	$627,000	$695,600	$477,900
Base Salary level 3/1/20 - 2/28/21	$520,000	$661,500	$716,500	$530,000
2020 Base Salary per Summary Compensation Table	$469,600	$654,900	$712,500	$501,400
$ Increase in Base Salary on 3/1/2020	$140,000	$34,500	$20,900	$52,100
% Increase in Base Salary	36.8%	5.5%	3.0%	10.9%
____________________________
(1) 3/1/20 - 2/28/21 Base Salary reported includes Mr. Chambers' annual merit increase, a market adjustment and a promotional increase.
(2) 3/1/20 - 2/28/21 Base Salary reported includes Ms. Drake's annual merit increase and promotional increase.

The Chairman and the President and CEO review the base salary and bonus of the NEOs on an aggregate basis as described below.
Bonus:    The following table sets forth the amount paid to each NEO for the 2020 annual cash incentive award (paid in 2021, with the exception of Mr. Meyers, whose bonus was paid in 2020) (the below amounts may be rounded):

		Formula	Laurent C. Therivel	Douglas W. Chambers	Kenneth R. Meyers (1)	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
a	2020 base salary earnings		$377,500	$469,600	$854,250	$654,900	$712,500	$501,400
b	Target bonus percentage		110%	55%	80%	75%	65%	55%
c	Target bonus	a x b	$415,250	$258,280	$683,400	$491,175	$463,125	$275,770
d	Percentage of 2020 target bonus based on company performance		60%	60%	N/A	60%	60%	60%
e	Target bonus for company performance	c x d	$249,150	$154,968	N/A	$294,705	$277,875	$165,462
f	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on company performance in 2020	e x 96.5%	$240,430	$149,544	N/A	$284,390	$268,149	$159,671
	Calculation of amount reported under "Bonus" column:
g	Portion of bonus based on assessment of strategic initiatives in 2020 (10% of target bonus opportunity), multiplied by percentage of achievement as determined by Chairman (124.0%)	c x 10% x 124.0%	$51,491	$32,027	N/A	$60,906	$57,428	$34,195
h	Amount of discretionary bonus based on individual performance and rounding		$175,679	$93,029	N/A	$147,304	$173,723	$107,634
i	Amount of bonus award to President and CEO		N/A	N/A	$683,400	N/A	N/A	N/A
j	Subtotal of amount reported under "Bonus" column		$227,170	$125,056	$683,400	$208,210	$231,151	$141,829
k	Total bonus for 2020 performance paid in 2021 (sum of amount reported under "Non-Equity Incentive Plan Compensation" column and amount reported under "Bonus" column)	f + j	$467,600	$274,600	$683,400	$492,600	$499,300	$301,500
The entire amount of the bonuses paid to Mr. Therivel and Mr. Meyers is included under the "Bonus" column in the Summary Compensation Table because the determination of the amount of the bonus to the President and CEO was not formulaic.
Total Cash Compensation:    The following table shows information relating to total cash compensation in 2020.

	Laurent C. Therivel (1)	Douglas W. Chambers	Kenneth R. Meyers (2)	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Base Salary in 2020 (3/1/20 - 2/28/21)	$—	$491,200	$—	$598,500	$715,700	$509,500
Base Salary in 2020 (1/1/20 - 9/4/20)	$—	$—	$740,180	$—	$—	$—
Base Salary in 2020 (7/1/2020 - 12/31/2020)	$357,200	$—	$—	$—	$—	$—
2020 Bonus Paid in 2021	$467,600	$274,600	$683,400	$492,600	$499,300	$301,500
Cash Retention Bonus paid in 2020	$1,300,000	$—	$—	$—	$—	$—
Total Cash Compensation for 2020	$2,124,800	$765,800	$1,423,580	$1,091,100	$1,215,000	$811,000
Total Target Cash Compensation per Willis Towers Watson Survey:
25th percentile	$1,355,000	$875,000	$1,355,000	$953,000	$620,000	$610,000
50th percentile	$1,675,000	$1,040,000	$1,675,000	$1,185,000	$750,000	$730,000
75th percentile	$2,075,000	$1,235,000	$2,075,000	$1,400,000	$1,005,000	$865,000
____________________________
(1) Mr. Therivel's 2020 bonus was pro-rated based on his July 1, 2020 hire date.
(2) Mr. Meyers' 2020 bonus was pro-rated based on his September 4, 2020 retirement date and was paid in 2020.

The Chairman and the President and CEO review the base salary and bonus of the NEOs on an aggregate basis. The amount reported above as Base Salary represents the NEO's rate of annual base salary for the period reported rather than the amount reported in the Summary Compensation Table, which reflects actual base salary paid during 2020. The amount reported for Mr. Meyers is prorated through his retirement date.
The total cash compensation of the above officers is believed to be within the appropriate range identified for this element based on an assessment of the responsibilities and performance of such officers and other relevant factors in the judgment of the Chairman and the President and CEO.
Long-Term Equity Compensation
The Chairman and the President and CEO, along with the LTICC, believe that equity awards both align management's interests with those of stockholders and reinforce a pay-for-performance culture.
Long-term compensation awards for NEOs are based, in part, on individual performance, with the intended goal of increasing long-term company performance and shareholder value. Performance share units (PSUs), restricted stock units (RSUs) and bonus match units generally vest over three years, to reflect the goal of relating long-term incentive compensation to increases in shareholder value over the same period.
The annual long-term compensation awards in 2020 were made under UScellular's 2013 Long-Term Incentive Plan ("2013 LTIP"). Except in the case of Messrs. Therivel and Meyers. The target long-term incentive award value of each NEO's 2020 equity-based awards was comprised equally of PSUs (with the PSUs valued assuming achievement at the target performance level) and RSUs. These awards to the NEOs were granted on April 6, 2020 (or July 1, 2020, in the case of Mr. Therivel).

2020 Target Long-Term Incentive Award

Named Executive Officer	Target Value of 2020 Equity Award
Laurent C. Therivel (1)	$6,750,000
Douglas W. Chambers	$735,000
Kenneth R. Meyers (1)	$6,500,000
Jay M. Ellison	$1,719,900
Michael S. Irizarry	$1,612,125
Deirdre C. Drake	$1,109,700
____________________________
(1)Mr. Therivel was hired on July 1, 2020. The value reported in the table above is the combination of his initial restricted stock unit award and his Accomplishment Award. The details of those awards are described in the Summary Compensation Table. Mr. Meyers retired on September 4, 2020. The value reported in the table above is the value of his 2020 RSU award.
Under the 2013 LTIP, UScellular is authorized to grant stock options, stock appreciation rights, bonus stock awards, restricted stock awards, restricted stock unit awards, performance awards and employer match awards for deferred bonus.
The program now awards 50% of the target long-term incentive award in PSUs and 50% of the award in RSUs. The allocation of the target award in 2020 for Mssrs. Therivel and Meyers differed from the general 50% PSU and 50% RSU allocation given the unique circumstances of Mr. Therivel's hire and Mr. Meyers' retirement. Mr. Therivel's target award was 33% RSUs and 67% PSUs and Mr. Meyers' target award was 100% RSUs.
Based in part considering information from Willis Towers Watson, the formula for determining the number of units awarded to the NEOs other than the President and CEO was the NEO's base salary on the grant date times the NEO's performance multiple for 2020, divided by the Company's closing share price on April 3, 2020 (i.e., the first business day preceding the April 6, 2020 grant date). The product of this formula was then split 50% in PSUs and 50% in RSUs. This result was rounded to the closest whole unit.
Performance Share Units:    In 2020, one-half of the total target long-term incentive award value granted to Mssrs. Chambers, Ellison and Irizarry and Ms. Drake was made in the form of PSUs. The PSUs will be settled in shares of UScellular's common stock based on Company achievement against Consolidated Total Service Revenues (weighted 40%), Consolidated Operating Cash Flow (weighted 30%), Postpaid Handset Voluntary Defections (weighted 20%) and Consolidated Capital Expenditures (weighted 10%) goals during the cumulative performance period from January 1, 2020 through December 31, 2020, with payout ranging from 50% - 200% of the target award based on performance. The award provided for a minimum payout of 50% of the target award, even if the threshold performance was not attained. The performance adjustment was made in March 2021 based on certification of the performance results by the LTICC. Shares subject to the award, as adjusted, will be paid following the April 6, 2023 vesting date, assuming the NEO remains employed with UScellular through that date.
Laurent C. Therivel was granted initial CEO performance share units on July 1, 2020 (the "Accomplishment Award"). The award has a variable vesting period which could range from 2.5 to 6.5 years dependent on attainment of performance conditions. The Accomplishment Award vests if during any two calendar-year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026, UScellular achieves both of the following performance conditions: (1) an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry; and (2) an average annual return on capital that exceeds six percent. Both performance conditions must be satisfied during the same two calendar-year period and the Accomplishment Award is binary - the award does not vest if both performance conditions are not satisfied.

Performance share unit performance for 2020
Below are the four performance share unit metrics along with the number of shares that would be issued to NEO award recipients in the aggregate under the PSUs granted in 2020 based on threshold, target, maximum and actual performance. The award provided for a minimum payout of 50% of the target award, even if the threshold performance was not attained. On March 15, 2021, the performance was reviewed against the set metrics and the final determination of performance was certified by the LTICC. The certified aggregate performance attainment for 2020 was 107.8%. The number of shares subject to the 2020 PSUs is now fixed and the adjusted PSUs will vest on April 6, 2023, assuming continued employment by the award holders.

Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Payout (as a % of Target)	Revised Award *
Consolidated Total Service Revenues	18,770	37,540	75,080	92.0%	34,537
Consolidated Operating Cash Flow	14,078	28,155	56,310	107.9%	30,380
Postpaid Handset Voluntary Defections	9,385	18,770	37,540	142.0%	26,653
Consolidated Capital Expenditures	4,692	9,384	18,768	102.2%	9,590
	46,925	93,849	187,698		101,160
* there may be a small variance due to rounding
The following summarizes the adjustment of the 2020 performance share unit awards granted to the following NEOs.

Officer	Target Award Reported for 2020	Adjustment above/ below Target	Total Award for 2020
Douglas W. Chambers	13,325	1,038	14,363
Jay M. Ellison	31,180	2,429	33,609
Michael S. Irizarry	29,226	2,277	31,503
Deirdre C. Drake	20,118	1,567	21,685
Total	93,849	7,311	101,160
Restricted Stock Units:    One-half of the total target long-term incentive award value was granted to the NEOs in 2020 in the form of RSUs. The RSUs will cliff vest at the end of the three year vesting period on April 6, 2023 assuming the NEO remains employed through that date.
The RSU award granted to Kenneth R. Meyers included different terms determined appropriate by the LTICC, based on the recommendation of the Chairman.
The target values in the tables below are calculated by UScellular using the formulas described above considering information provided by Willis Towers Watson.
As a result of the foregoing formulas and individual performance factors, the following performance share units and restricted stock units were granted on April 6, 2020 to the persons below who were NEOs at the time (the amounts may be rounded).

		Formula	Douglas W. Chambers	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
a	March 1, 2020 Base Salary		$490,000	$661,500	$716,500	$493,200
b	Performance Multiple		1.50	2.60	2.25	2.25
c	Closing stock price on April 3, 2020		$27.58	$27.58	$27.58	$27.58
d	Long Term Incentive Target Value	a x b	$735,000	$1,719,900	$1,612,125	$1,109,700
e	PSU Target Value	d x 50%	$367,500	$859,950	$806,063	$554,850
f	PSUs Granted (rounded)	e / c	13,325	31,180	29,226	20,118
g	RSU Target Value	d x 50%	$367,500	$859,950	$806,063	$554,850
h	RSUs Granted (rounded)	g / c	13,325	31,180	29,226	20,118
The approach for granting long-term incentive awards to Kenneth R. Meyers differed from the above approach for the other NEOs. Mr. Meyers received his entire 2020 target long-term incentive value in the form of restricted stock units, and his award agreement provided that if Mr. Meyers terminated employment prior to the normal 3 year cliff vesting date then his award would be pro-rated and vest for months worked during 2020 (1/12th for each such month worked) if he remained employed through the date that immediately preceded the date his successor commenced employment.

The following restricted stock unit award was granted to Mr. Meyers on April 6, 2020 using the formula outlined below (the amounts may be rounded):

			Kenneth R. Meyers
a	Long Term Incentive Target Value based on information from Willis Towers Watson		$5,505,000
b	Approved Total Award Value		$6,500,000
c	Closing stock price on April 3, 2020		$27.58
d	RSUs Granted (rounded)	b / c	235,678
If a recipient of an award under the 2013 LTIP enters into competition with, or misappropriates confidential information of, UScellular or any affiliate thereof, including TDS and its affiliates, or violates non-solicitation and non-disparagement requirements, or the recipient's employment with UScellular or any affiliate thereof is terminated on account of the NEO's negligence or willful misconduct, then such award will terminate and be forfeited.
The 2013 LTIP and related award agreements provide various rights upon a qualifying resignation, retirement, special retirement, disability, death, or other termination or separation from service, and upon a change in control. These details are summarized in the Table of Potential Payments upon Termination or Change in Control.
Analysis of Compensation
The following table identifies the percentage of each element of total compensation of each of the NEOs, based on the Summary Compensation Table for 2020:

	Laurent C. Therivel	Douglas W. Chambers	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Salary	4.1%	29.8%	21.5%	23.8%	24.5%
Bonus	16.5%	7.9%	6.8%	7.7%	6.9%
Stock Awards	73.1%	49.0%	59.2%	56.6%	57.0%
Non-Equity Incentive Plan Compensation	2.6%	9.5%	9.3%	9.0%	7.8%
Other	3.7%	3.8%	3.2%	2.9%	3.8%
	100.0%	100.0%	100.0%	100.0%	100.0%
As indicated in the Summary Compensation Table, Mr. Therivel's total compensation for 2020 was $9,234,730 and the total compensation for 2020 of the other NEOs (exclusive of Mr. Meyers) ranged from a high of $3,048,011 to a low of $1,585,896. Accordingly, Mr. Therivel's total compensation for 2020 is approximately 3.0 times the total compensation of the next highest compensated NEO with respect to 2020.
UScellular recognizes that it needs to, and believes that it should, compensate the President and CEO at a level that considers the compensation of presidents and chief executive officers of similar companies. UScellular believes that this is necessary to attract and retain a highly qualified person to serve as President and CEO and to compete successfully against other companies. UScellular also recognizes that it needs to, and believes that it should, compensate the other NEOs at levels that reflect the compensation of similarly situated positions at similar companies in order to attract and retain high quality persons for such positions at UScellular.
CEO Pay Ratio
UScellular compared our President and CEO's annual total compensation in fiscal year 2020 to that of all other UScellular employees for the same period.
Our calculation includes all active employees as of December 31, 2020.
We determined the compensation of our median employee (the "Median Employee") by: calculating the annual salary/wages for each of our active employees as of December 31, 2020; ranking the annual salaries/wages of all employees, except for the President and CEO, from lowest to highest; and then identifying the median employee.
The annualized total compensation for 2020 for Mr. Therivel, our President and CEO at the end of fiscal year 2020, was $10,215,560. We annualized Mr. Therivel’s salary and target bonus based on his start date of July 1, 2020, and then added the other elements of Mr. Therivel’s 2020 compensation as reported in the Summary Compensation Table. The Median Employee compensation was $53,993. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2020 is 189.2 to 1.

Other Benefit Plans Available to NEOs
The Chairman believes that UScellular's maintenance of the below-described plans is consistent with competitive pay practices and is an important element in attracting and retaining talent in a competitive market.
The NEOs participate in certain benefit plans, as described below.
Deferred Salary and Bonus:
The NEOs are permitted to defer salary and/or bonus into an interest-bearing arrangement under a deferred compensation plan. Pursuant to the plan, the NEO's deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. The portion of any interest that exceeds 120% of the applicable federal long-term rate "AFR" will be considered above market in accordance with SEC rules. The deferred compensation account of a NEO is paid at the time and in the form provided in the plan, which permits certain distribution elections by the officer.
The NEO is always 100% vested in, and entitled to receipt upon termination, of all salary and bonus amounts that have been deferred and any interest credited to his or her account. Such amounts are reported in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of termination or change in control, are not included in the below Table of Potential Payments upon Termination or Change in Control.
Deferred Bonus under the Long-Term Incentive Plan:
In addition to being permitted to defer some or all of their bonuses into an interest-bearing arrangement as described immediately above, the NEOs are permitted to defer some or all of their bonuses pursuant to deferred bonus compensation agreements under the Company's LTIP. Deferred bonus under the long-term incentive plan will be deemed invested in UScellular Common Share Units. The NEOs receive a distribution of the deferred bonus account at the time and in the form provided in the plan, which permits certain distribution elections by the NEO.
Pursuant to the 2013 LTIP, each officer may elect to defer all or a portion of his or her annual bonus, and UScellular will allocate a related stock unit match award to the employee's deferred compensation account. For the bonus earned in 2020, the match equaled the sum of (i) 25% of the deferred bonus amount which is not in excess of one-half of the employee's gross bonus for the year and (ii) 33 1/3 % of the deferred bonus amount which is in excess of one-half of the employee's gross bonus for the year. The stock unit match awards will be deemed invested in UScellular Common Share Units and will vest ratably at a rate of one-third per year over three years. The match becomes fully vested upon the executive's separation due to retirement or death or if the executive suffers permanent disability prior to his or her separation.
SERP
Each of the NEOs participates in, previously participated in or will participate in following satisfaction of minimum service requirements, a supplemental executive retirement plan, or SERP, which is a non-qualified defined contribution plan. The SERP is not intended to provide substantial benefits other than to replace the benefits which cannot be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan or other limitations. The SERP is unfunded. Participants are credited with interest on balances of the SERP.
A participant is entitled to distribution of his or her entire account balance under the SERP if the participant has a separation from service without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant has a separation from service under circumstances other than those set forth in the preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. Upon a separation from service under circumstances that permit payments under the SERP, the participant will be paid his or her vested account balance in one of the following forms as elected by the participant prior to the first day of the plan year in which the participant commences participation in the SERP: (a) a single lump sum or (b) annual installments over a period of 5, 10, 15, 20, or 25 years. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount attributable to the SERP is included in the Table of Potential Payments upon Termination or Change in Control. Each NEO's SERP balance as of December 31, 2020 is set forth in the "Nonqualified Deferred Compensation" table below.
Perquisites
UScellular does not provide significant perquisites to its NEOs. UScellular has no formal plan, policy or procedure pursuant to which NEOs are entitled to any perquisites following termination or change in control. However, from time to time, UScellular may enter into employment, retirement, severance or similar agreements that may provide for perquisites.

Tax-Deferred Savings Plan - 401(k) plan
TDS sponsors the Tax-Deferred Savings Plan, a tax-qualified defined contribution plan. This plan is available to employees of TDS and its subsidiaries which have adopted the plan, including UScellular. Employees contribute amounts from their compensation and UScellular makes matching contributions in part. UScellular makes matching contributions to the plan in cash equal to 100% of an employee's contributions up to the first 3% of such employee's compensation, and 40% of an employee's contributions up to the next 2% of such employee's compensation. Matching contributions under the Tax-Deferred Savings Plan are subject to a two year graduated vesting schedule (34% vesting at one year of service and 100% vesting at two years of service). Employees have the option of investing their contributions and UScellular's contributions in a TDS Common Share fund, a UScellular Common Share fund and certain unaffiliated funds. Contributions into the company common stock funds are limited to no more than 20%, combined.
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or after an employee attains age 65) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Pension Plan
TDS sponsors a tax-qualified noncontributory defined contribution Pension Plan for the eligible employees of TDS and its participating subsidiaries, including UScellular. Under this plan, pension costs are calculated separately for each participant based on the applicable pension formula and are funded annually by TDS and its participating subsidiaries.
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or retirement) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Benefits under the TDS Pension Plan are subject to a five year graduated vesting schedule (20% vesting at two years of service, 40% vesting at three years of service, 60% vesting at four years of service and 100% vesting at five years of service).
Health and Welfare Benefits
TDS also provides customary health and welfare and similar plans for the benefit of employees of TDS and its subsidiaries, including UScellular. These group life, health, disability, medical reimbursement and/or similar plans do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.
Impact of Accounting and Tax Treatments of Particular Forms of Compensation
The Chairman and the LTICC consider the accounting and tax treatments of particular forms of compensation. Accounting treatments do not significantly impact the determinations of the appropriate compensation for UScellular executive officers. The Chairman and the LTICC consider the accounting treatments primarily to be informed and to confirm that UScellular personnel understand and recognize the appropriate accounting that will be required with respect to compensation.
UScellular places more significance on the tax treatments of particular forms of compensation, because these may involve actual cash expense to UScellular or the executive.
Subject to certain exceptions, Section 162(m) of the Internal Revenue Code provides a $1 million annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation's principal executive officer, principal financial officer and certain other current or former executive officers of the corporation. The Tax Cuts and Jobs Act eliminated the performance-based compensation exception to Section 162(m) (with an exception for certain compensation paid under written binding contracts in effect on November 2, 2017 that are not materially modified). As a result, unless subject to the exception, compensation paid to UScellular's covered executive officers in excess of $1 million per year generally will not be deductible, even if it is performance-based. UScellular believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, although UScellular considers the deductibility of particular forms of compensation, UScellular expects to approve elements of compensation that UScellular believes are consistent with the objectives of our executive compensation program, even though annual compensation in excess of $1 million per covered executive officer generally will not be deductible.
UScellular generally does not have any arrangements with its executive officers pursuant to which it has agreed to "gross-up" payments due to taxes or to otherwise reimburse officers for the payment of taxes, except with respect to certain reimbursements related to Mr. Meyers' retiree medical benefits as discussed below and certain perquisites.
Policy on Stock Ownership by Executive Officers
UScellular does not have a formal policy relating to stock ownership by executive officers.

Anti-Hedging and Anti-Pledging
TDS' Policy Regarding Insider Trading and Confidentiality, which is applicable to UScellular's board of directors, officers and certain employees identified by the UScellular's Chief Financial Officer, provides that persons subject to the earnings blackout policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or UScellular.

Compensation Committee Report
The Chairman, the President and CEO and the members of the UScellular board of directors oversee UScellular's compensation programs. In fulfilling their oversight responsibilities, the persons whose names are listed below reviewed and discussed with management the CD&A set forth above in this Proxy Statement.
In reliance on the review and discussions referred to above, the persons whose names are listed below recommended to the board of directors that the CD&A be included in UScellular's Form 10-K for the year ended December 31, 2020 and Proxy Statement related to the 2021 Annual Meeting.
The CD&A report is submitted by LeRoy T. Carlson, Jr., who functions as the compensation committee, except with respect to long-term equity-based compensation, and by the members of the LTICC, which has responsibility with respect to long-term equity-based compensation.
Because UScellular does not have a formal independent compensation committee except with respect to long-term equity-based compensation, the above CD&A is submitted by each member of the board of directors: LeRoy T. Carlson, Jr. (Chairman), Walter C. D. Carlson, J. Samuel Crowley, Ronald E. Daly, Harry J. Harczak, Jr., Michael S. Irizarry, Gregory P. Josefowicz, Peter L. Sereda, Cecelia D. Stewart, Kurt B. Thaus and Laurent C. Therivel.

Compensation Tables
Summary of Compensation
The following table summarizes the compensation paid by UScellular to the NEOs for 2020, 2019, and 2018. The compensation actually realized by a NEO may be more or less than the amount reported in the below Summary Compensation Table depending on the performance of the UScellular stock price and other factors.
2020 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
				(a)		(b)	(c)	(d)
Laurent C. Therivel (1)	2020	$377,500	$1,527,170	$6,749,987	$—	$240,430	$—	$339,643	$9,234,730
President and Chief Executive Officer

Douglas W. Chambers	2020	$469,600	$125,056	$771,251	$—	$149,544	$400	$70,045	$1,585,896
Executive Vice President, Chief Financial Officer and Treasurer	2019	$190,000	$64,326	N/A	N/A	$36,974	$126	$48,542	$339,968
Kenneth R. Meyers (2)	2020	$854,250	$683,400	$6,972,071	$—	$—	$46,099	$107,776	$8,663,596
Former President and Chief Executive Officer and Senior Advisor to the CEO	2019	$1,095,000	$1,058,000	$6,573,652	$—	$—	$29,230	$88,113	$8,843,995
	2018	$1,051,000	$1,280,400	$6,156,728	$—	$—	$24,448	$87,560	$8,600,136
Jay M. Ellison	2020	$654,900	$208,210	$1,804,698	$—	$284,390	$1,710	$94,103	$3,048,011
Former Executive Vice President and Chief Operating Officer and Special Advisor to the President and CEO	2019	$621,912	$253,696	$1,648,636	$—	$272,304	$1,286	$87,786	$2,885,620
	2018	$594,500	$263,961	$1,507,225	$—	$386,039	$878	$88,105	$2,840,709
Michael S. Irizarry	2020	$712,500	$231,151	$1,691,601	$—	$268,149	$4,969	$79,924	$2,988,294
Executive Vice President and Chief Technology Officer - Engineering and Information Services	2019	$691,530	$221,457	$1,582,799	$—	$222,043	$4,254	$90,874	$2,812,957
	2018	$669,400	$213,238	$1,465,211	$—	$318,762	$3,469	$88,685	$2,758,766
Deirdre C. Drake	2020	$501,400	$141,829	$1,164,430	$—	$159,671	$785	$75,034	$2,043,149
Executive Vice President and Chief People Officer	2019	$474,528	$147,634	$1,087,483	$—	$152,366	$505	$78,022	$1,940,538
	2018	$449,000	$146,191	$921,404	$—	$213,809	$289	$58,687	$1,789,380
____________________________
(a)In accordance with FASB ASC 718, this represents the aggregate grant date fair value. Assumptions made in the valuation of stock awards in this column are described in UScellular's financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2020.
The table below provides both the grant date fair value at target, and also at maximum, for the 2020 performance share unit awards using the April 6, 2020 grant date closing price of $28.94:

	Douglas W. Chambers	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Grant Date Value (100%)	$385,626	$902,349	$845,800	$582,215
Maximum Value (200%)	$771,252	$1,804,698	$1,691,600	$1,164,430
(b)Represents the portion of the bonus that represents non-equity incentive plan compensation.
(c)Includes the portion of interest that exceeded the amount calculated utilizing 120% of the AFR at the time the interest rate was set. Each of the NEOs currently participates in, participated in or will participate in following satisfaction of minimum service requirements, a supplemental executive retirement plan (SERP). In addition, column (d) includes interest on any deferred salary or bonus that exceeded that calculated utilizing 120% of the AFR, as indicated in the below table.

	Laurent C. Therivel	Douglas W. Chambers	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Excess Earnings
SERP	$—	$400	$7,865	$1,710	$4,969	$785
Deferred Salary or Bonus	$—	$—	24,915	$—	$—	$—
Total Excess Earnings from UScellular	$—	$400	$32,780	$1,710	$4,969	$785
Excess Earnings from Salary and Bonus previously deferred as officer of TDS	$—	$—	13,319	$—	$—	$—
Total Excess Earnings	$—	$400	$46,099	$1,710	$4,969	$785
(d)Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more.

	Laurent C. Therivel	Douglas W. Chambers	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Perquisites:
Corporate automobile allowance and other personal travel and related expenses	$7,198	$14,327	$7,425	$14,634	$6,736	$14,316
Other (Moving and Relocation Expenses)	$131,351	$—	$—	$—	$—	$—
Other (Non-Cash Award) (a)	$—	$—	$42,640	$—	$—	$—
Tax gross up relating to corporate automobile allowance, moving and relocation expenses, and transfer of automobile	$112,544	$6,742	$33,912	$11,639	$5,358	$5,933
Total Perquisites if $10,000 or more	$251,093	$21,069	$83,977	$26,273	$12,094	$20,249
Other (Consulting Agreement) (b)	$80,000	$—	$—	$—	$—	$—
Contributions to Benefit Plans
TDSP	$8,550	$10,830	$10,830	$10,830	$10,830	$10,830
TDS Pension Plan	$—	$12,969	$12,969	$12,969	$12,969	$12,969
SERP	$—	$25,177	$—	$44,031	$44,031	$30,986
Total, including perquisites if $10,000 or more	$339,643	$70,045	$107,776	$94,103	$79,924	$75,034
(a) Mr. Meyers retired in 2020 and the title of his corporate automobile was transferred to him upon his retirement. The line item reflects the value of the automobile at the time of the transfer to Mr. Meyers.
(b) During the period from May 1, 2020 to June 30, 2020, TDS paid Mr. Therivel a consulting fee of $40,000 per month, which was assessed to UScellular.
Column (d) includes the following in 2020: (1) the total of any perquisites and personal benefits that equal or exceed $10,000, summarized by type or any perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of these benefits for each NEO and (2) contributions by UScellular for the benefit of the NEO under (a) the TDSP, (b) the TDS Pension Plan, and (c) the SERP.
Footnotes:
(1)Includes $1,300,000 cash retention award paid on December 2, 2020 in the bonus column.
(2)Prior to his retirement as President and Chief Executive Officer effective July 1, 2020, Kenneth R. Meyers was UScellular's principal executive officer. At that time, he became Special Advisor to the CEO. Mr. Meyers retired from employment with UScellular effective September 4, 2020.

Information Regarding Plan-Based Awards
The following table shows, as to the NEOs, certain information regarding plan-based awards in 2020.
2020 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
					(a)	(b)	(c)
Laurent C. Therivel
Awards in Common Shares(1)
Restricted Stock Units:	7/1/2020							72,510	$2,249,985
Performance Share Units(2):	7/1/2020				—	145,021	145,021		$4,500,002
Total Grant Date Value of All Awards:									$6,749,987
Douglas W. Chambers
Non-Equity Incentive Plan Awards(3):	N/A	11,623	154,968	348,678
Awards in Common Shares(4)
Restricted Stock Units:	4/6/2020							13,325	$385,626
Performance Share Units:	4/6/2020				6,663	13,325	26,650		$385,626
Total Grant Date Value of All Awards:									$771,252
Kenneth R. Meyers
Awards in Common Shares(4)
UScellular Deferred Compensation Stock Match Units for 2019 Bonus Paid in 2020(5)	3/5/2020							2,220	$66,125
UScellular Deferred Compensation Stock Match Units for 2020 Bonus Paid in 2020(5)	9/11/2020							2,490	$85,425
Awards in Common Shares(4)
Restricted Stock Units:	4/6/2020							235,678	$6,820,521
Total Grant Date Value of All Awards:									$6,972,071
Jay M. Ellison
Non-Equity Incentive Plan Awards(3):	N/A	22,103	294,705	663,086
Awards in Common Shares(4)
Restricted Stock Units:	4/6/2020							31,180	$902,349
Performance Share Units:	4/6/2020				15,590	31,180	31,180		$902,349
Total Grant Date Value of All Awards:									$1,804,698

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Michael S. Irizarry
Non-Equity Incentive Plan Awards(3):	N/A	20,841	277,875	625,219
Awards in Common Shares(4)
Restricted Stock Units:	4/6/2020							29,226	$845,800
Performance Share Units:	4/6/2020				14,613	29,226	58,452		$845,800
Total Grant Date Value of All Awards:									$1,691,600
Deirdre C. Drake
Non-Equity Incentive Plan Awards(3):	N/A	12,410	165,462	372,290
Awards in Common Shares(4)
Restricted Stock Units:	4/6/2020							20,118	$582,215
Performance Share Units:	4/6/2020				10,059	40,236	40,236		$582,215
Total Grant Date Value of All Awards:									$1,164,430
____________________________
Explanation of Columns:
(a) - (c)    The amounts shown reflect the number of UScellular Common Shares that may be earned by each officer. The actual number to be delivered will be determined by the performance of UScellular during the performance period.
Footnotes:
(1)Pursuant to the UScellular 2013 Long-Term Incentive Plan, on July 1, 2020, such executive officer was granted restricted stock units and performance share units.
(2)UScellular granted a performance-based equity award to Laurent C. Therivel on July 1, 2020 (the "Accomplishment Award"). The award has a variable vesting period which could range from 2.5 to 6.5 years dependent on attainment of performance conditions. The Accomplishment Award vest if during any two calendar year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026, UScellular achieves both of the following performance conditions: (1) an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry; and (2) an average annual return on capital that exceeds six percent. Both performance conditions must be satisfied during the same two calendar year period and the Accomplishment Award is binary. The award does not vest if both of the performance conditions are not satisfied.
(3)Represents amounts payable under the UScellular 2020 Executive Officer Annual Incentive Plan.
(4)Pursuant to the UScellular 2013 Long-Term Incentive Plan, on April 6, 2020, such executive officer was granted restricted stock units and performance share units (or in case of Mr. Meyers, solely restricted stock units).
(5)Represents the number of deferred compensation stock units in UScellular Common Shares awarded to such officer with respect to the company match related to deferred bonus compensation. The aggregate grant date fair value computed in accordance with FASB ASC 718 of the match stock units is reported in the Summary Compensation Table under the "Stock Awards" column. See the "Nonqualified Deferred Compensation" table, below, for information regarding deferred compensation stock units.

Information Regarding Outstanding Equity Awards at Year-End
The following table shows NEO outstanding equity awards at fiscal year-end.
2020 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Laurent C. Therivel
Restricted Stock Awards:
2020 Inititial CEO RSUs (1)					72,510	$2,225,332
Performance Share Units:
2020 Initial CEO PSUs (2)							145,021	$4,450,694
Total	—	—			72,510	$2,225,332	145,021	$4,450,694
Douglas W. Chambers
Restricted Stock Awards:
2020 RSUs (3)					13,325	$408,944
2018 RSUs (3)					2,739	$84,060
Performance Share Units:
2020 PSUs (4)					14,363	$440,800
2018 PSUs (4)					4,256	$130,617
Total	—	—			34,683	$1,064,421	—	$—
Kenneth R. Meyers
Options:
2016 Options (5)	68,766		$45.87	9/4/2023
2013 Options (6)	125,000		$39.71	7/31/2023
Restricted Stock Awards:
2019 RSUs (3)					70,791	$2,172,576
2018 RSUs (3)					78,420	$2,406,710
Performance Share Units:
2019 PSUs (4)					67,435	$2,069,580
2018 PSUs (4)					121,818	$3,738,594
Total	193,766	—			338,464	$10,387,460	—	$—

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay M. Ellison
Options:
2016 Options (5)	18,966		$45.87	1/1/2022
Restricted Stock Awards:
2020 RSUs (3)					31,180	$956,914
2019 RSUs (3)					17,754	$544,870
2018 RSUs (3)					19,408	$595,632
Performance Share Units:
2020 PSUs (4)					33,609	$1,031,460
2019 PSUs (4)					16,913	$519,060
2018 PSUs (4)					30,148	$925,242
Total	18,966	—			149,012	$4,573,178	—	$—
Michael S. Irizarry
Options:
2016 Options (5)	18,683		$45.87	4/1/2026
Restricted Stock Awards:
2020 RSUs (3)					29,226	$896,946
2019 RSUs (3)					17,045	$523,111
2018 RSUs (3)					18,867	$579,028
Performance Share Units:
2020 PSUs (4)					31,503	$966,827
2019 PSUs (4)					16,238	$498,344
2018 PSUs (4)					29,308	$899,463
Total	18,683	—			142,187	$4,363,719	—	$—
Deirdre C. Drake
Restricted Stock Awards:
2020 RSUs (3)					20,118	$617,421
2019 RSUs (3)					11,711	$359,411
2018 RSUs (3)					12,018	$368,832
Performance Share Units:
2020 PSUs (4)					21,685	$665,513
2019 PSUs (4)					11,156	$342,378
2018 PSUs (4)					18,669	$572,952
Total	—	—			95,357	$2,926,507	—	$—
____________________________
Footnotes:
(1)The initial CEO restricted stock units were granted on July 1, 2020 and become vested on July 1, 2026.

(2)The initial CEO performance share units represent a performance-based equity award granted to Laurent C. Therivel on July 1, 2020 (the "Accomplishment Award"). The award has a variable vesting period which could range from 2.5 to 6.5 years dependent on attainment of performance conditions. The Accomplishment Award vests if during any two calendar-year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026, UScellular achieves both of the following performance conditions: (1) an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry; and (2) an average annual return on capital that exceeds six percent. Both performance conditions must be satisfied during the same two calendar-year period and the Accomplishment Award is binary - the award does not vest if both performance conditions are not satisfied.
(3)The restricted stock units were granted on April 6, 2020, April 1, 2019 and April 2, 2018 and generally become vested on April 6, 2023, April 1, 2022 and April 2, 2021, respectively. Mr. Meyers' 2019 and 2018 restricted stock units became fully vested on September 4, 2020, the date of Mr. Meyers' retirement and will be paid out in April 2021.
(4)Represents performance share units that have been adjusted for performance and are now time based. The performance share units were granted on April 6, 2020, April 1, 2019 and April 2, 2018 and become vested on April 6, 2023, April 1, 2022 and April 2, 2021, respectively. Mr. Meyers' 2019 and 2018 performance share units became fully vested on September 4, 2020, the date of Mr. Meyers' retirement and will be paid out in April 2021.
(5)The 2016 Options were granted on April 1, 2016 and became exercisable in annual increments of one-third on April 1, of each year beginning in 2017 and ending in 2019. The 2016 Options expire for Mr. Ellison on January 1, 2022, based on his retirement date of January 1, 2021.
(6)The 2013 Meyers options were granted on July 31, 2013 and became exercisable on June 22, 2019. The 2013 Meyers options expire on July 31, 2023.

Information Regarding 2020 Option Exercises and Stock Vested
The following table shows NEO information regarding option exercises and stock vested in 2020.
2020 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Laurent C. Therivel
Stock Awards Vested (Date of Vesting):
Total	—	$—	—	$—
Douglas W. Chambers
Stock Awards Vested (Date of Vesting):
Total	—	$—	—	$—
Kenneth R. Meyers
Stock Awards Vested (Date of Vesting):
2020 Restricted Stock Units (9/4/20) (1)			176,759	$6,287,318
2019 Restricted Stock Units (9/4/20) (1)			70,791	$2,518,036
2018 Restricted Stock Units (9/4/20) (1)			78,420	$2,789,399
2017 Restricted Stock Units (4/3/20)			75,543	$2,083,476
2019 Performance Share Units (9/4/20) (1)			67,435	$2,398,663
2018 Performance Share Units (9/4/20) (1)			121,818	$4,333,066
2017 Performance Share Units (4/3/20)			97,013	$2,675,619
USM Bonus Match Units (2)			5,266	$187,306
Total	—	$—	693,045	$23,272,883
Jay M. Ellison
Stock Awards Vested (Date of Vesting):
2017 Restricted Stock Units (4/3/20)			19,850	$547,463
2017 Performance Share Units (4/3/20)			25,491	$703,042
Total	—	$—	45,341	$1,250,505
Michael S. Irizarry
Stock Awards Vested (Date of Vesting):
2017 Restricted Stock Units (4/3/20)			19,559	$539,437
2017 Performance Share Units (4/3/20)			25,118	$692,754
Total	—	$—	44,677	$1,232,191
Deirdre C. Drake
Stock Awards Vested (Date of Vesting):
2017 Restricted Stock Units (4/3/20)			9,044	$249,434
2017 Performance Share Units (4/3/20)			11,615	$320,342
Total	—	$—	20,659	$569,776
____________________________
Footnotes:
(1)Mr. Meyers' 2020 restricted stock units vested on a pro-rated basis to reflect months worked during 2020 (1/12th for each such month) and were paid out on September 11, 2020. Mr. Meyers' 2019 and 2018 restricted stock units and performance share units became fully vested on September 4, 2020, the date of Mr. Meyers' retirement and will be paid out in April of 2021.
(2)Includes deferred compensation stock match units that became non-forfeitable on September 4, 2020, the date of Mr. Meyers' retirement. Pursuant to UScellular's LTIP the deferred compensation stock match units generally vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable. Upon separation from the Company, the company match is non-forfeitable for employees who are retirement eligible under the TDS pension plan. Mr. Meyers qualified as retirement eligible under the TDS Pension Plan at the time of his retirement.
From time to time, UScellular authorizes its executive officers to enter into plans under Section 10b5-1 of the Securities Exchange Act of 1934, as amended. These plans may include specific instructions for the broker to exercise stock options and/or sell stock on behalf of the executive based on a pre-determined schedule or formula. The purpose of such plans is to enable executive officers to recognize the value of their compensation and sell their holdings of UScellular common stock during periods in which the officer would otherwise be unable to buy or sell such stock because important information about UScellular has not been publicly released.

Information Regarding 2020 Nonqualified Deferred Compensation
The following table shows NEO information regarding nonqualified deferred compensation for the year ended December 31, 2020.
2020 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Douglas W. Chambers
SERP (1)
Company contribution		$25,177
Total Interest			$1,859
Balance at year end					$84,925
Aggregate Total (4)	$—	$25,177	$1,859	$—	$84,925
Kenneth R. Meyers
SERP (1)
Company contribution		$—
Total Interest			$36,536
Balance at year end					$1,174,293
UScellular Salary and Bonus Deferral Interest Account (2)
Deferred Salary (3)	$6,317
Deferred Bonus (3)	$264,500
Total Interest			$70,663
Balance at year end					$2,817,264
Deferral of 2019 Bonus paid in 2020 - 8,879 USM Shares (3)	$264,500
Deferral of 2020 Bonus paid in 2020 - 9,959 USM Shares (3)	$341,700
Company Match for 2019 Bonus paid in 2020 - 2,220 USM Shares		$66,125
Company Match for 2020 Bonus paid in 2020 - 2,490 USM shares		$85,425
Changes in Value in 2020			$(204,968)
Accumulated Balance at Year End:
54,217 vested USM Shares					$1,663,920
Aggregate Total (4)	$877,017	$151,550	$(97,769)	$—	$5,655,477
Jay M. Ellison
SERP (1)
Company contribution		$44,031
Total Interest			$7,943
Balance at year end					$299,328
Aggregate Total (4)	$—	$44,031	$7,943	$—	$299,328
Michael S. Irizarry
SERP (1)
Company contribution		$44,031
Total Interest			$23,083
Balance at year end					$785,937
Aggregate Total (4)	$—	$44,031	$23,083	$—	$785,937
Deirdre C. Drake
SERP (1)
Company contribution		$30,986
Total Interest			$3,646
Balance at year end					$148,168
Aggregate Total (4)	$—	$30,986	$3,646	$—	$148,168
Laurent C. Therivel did not have any nonqualified deferred compensation in 2020.
____________________________
Footnotes:
(1)The NEOs other than Mr. Therivel participated in the SERP during 2020. Mr. Therivel did not receive a SERP contribution with respect to 2020 because he had not satisfied the plan's minimum service requirements.

(2)Represents deferred salary and/or bonus accounts pursuant to interest-bearing deferred compensation agreements. Pursuant to the deferred compensation agreements, the deferred compensation account is credited with interest compounded monthly, computed at a rate using a Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person.
Only Mr. Meyers deferred a portion of his salary and bonus payable in 2020.
(3)Represent deferrals of salary and/or bonus, if any. Such amounts can be deferred into an interest account, or the bonus can also be deferred into a deferred compensation stock unit deferral arrangement.
(4)The following is a summary of the total deferred compensation balances, which include compensation reported in the Summary Compensation Table in 2020 and in years prior to 2020. The below amounts do not include previously reported deferred compensation that has been distributed.

	Laurent C. Therivel	Douglas W. Chambers	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Deirdre C. Drake
Aggregate Deferred Balances 12/31/19 (includes amounts reported as compensation in years prior to 2019)	$—	$57,889	$4,724,678	$247,354	$718,823	$113,536
Net amount reported in above table for 2020 (includes amounts reported as compensation in 2020)	$—	$27,036	$930,798	$51,974	$67,114	$34,632
Aggregate Deferred Balances 12/31/20	$—	$84,925	$5,655,476	$299,328	$785,937	$148,168

Change in Control
The following summarizes the change in control provisions of the 2013 LTIP:
Generally, a "change in control" is defined in the 2013 LTIP ("2013 LTIP Change in Control") as: (i) an acquisition by a person or entity of the then outstanding securities of UScellular (the "Outstanding Voting Securities") having sufficient voting power of all classes of capital stock of UScellular to elect at least 50% or more of the members of the board of directors or having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the board of directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of UScellular; or (iv) approval by the shareholders of UScellular of a plan of complete liquidation or dissolution of UScellular.
In the event of a 2013 LTIP Change in Control, the board of directors (as constituted prior to the 2013 LTIP Change in Control) may in its discretion, but will not be required to, make such adjustments to outstanding awards under the 2013 LTIP as it deems appropriate, including without limitation, (i) accelerating the vesting or exercisability of some or all outstanding awards, and/or to the extent legally permissible, causing any applicable restriction or performance period to lapse in full or part; (ii) causing any applicable performance measures to be deemed satisfied at the target, maximum or any other level determined by the board of directors (as constituted prior to the 2013 LTIP Change in Control); (iii) requiring that the shares of stock into which Common Shares are converted pursuant to the 2013 LTIP Change in Control be substituted for some or all of the Common Shares subject to outstanding awards, with an appropriate adjustment as determined by the LTICC; and/or (iv) requiring outstanding awards, in whole or part, to be surrendered to UScellular in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of UScellular in connection with the 2013 LTIP Change in Control, or the parent thereof, or a combination of cash and shares. Notwithstanding the above, if the awards are not assumed by the surviving or acquiring company in the 2013 LTIP Change in Control (including by reason of the surviving or acquiring company not being publicly traded), then a pro-rata portion of the award (based on the proportion of the vesting or performance period that has passed at the time of the 2013 LTIP Change in Control) will become vested or exercisable. Also, if the award is assumed but the award holder's employment is terminated within two years of the 2013 LTIP Change in Control by the Company without cause or by the award holder for good reason, then the award holder's outstanding awards will vest or become exercisable.
Table of Potential Payments upon Termination or Change in Control
The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination of a NEO, or a change in control or a change in the NEO's responsibilities. Also, the following table does not repeat information disclosed above under the Nonqualified Deferred Compensation table or Outstanding Equity Awards at Fiscal Year-End table, except to the extent that the amount payable to the NEO would be enhanced or accelerated by the termination event or change in control.
The following table provides quantitative disclosure, assuming that the triggering event took place on December 31, 2020, the last business day of 2020 and, if applicable, that the price per share of the UScellular Common Shares was $30.69, the closing market price as of December 31, 2020.
Additional payments may become due under the 2013 LTIP as a result of the acceleration of the vesting of stock options, performance share units, restricted stock units and/or bonus match units upon the following triggering events: (i) a qualified disability (ii) death, (iii) a change in control, and (iv) a qualified retirement.
Kenneth R. Meyers retired September 4, 2020. Upon his retirement, Mr. Meyers' 2019 and 2018 UScellular restricted stock units and performance stock units became fully vested and will be paid out in April 2021. Mr. Meyers' unvested UScellular deferred compensation stock match units became non-forfeitable on September 4, 2020, the date of Mr. Meyers' retirement, and Mr. Meyers' 2020 UScellular restricted stock units vested on a pro-rated basis to reflect months worked during 2020 (1/12th for each such month) and were paid out on September 11, 2020. See the "Option Exercises and Stock Vested" table for details.

2020 Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Options	Early Vesting of Stock Awards	Other	Total
	(a)	(b)
Laurent C. Therivel
Unvested Initial RSU Award for 72,510 Common Shares (1)		$2,225,332		$2,225,332
Unvested Initial Performance Shares for 48,340 Common Shares (2)		$1,483,565		$1,483,565
Payment of Cash Retention Awards as Severance (3)			$1,580,000	$1,580,000
One-Year of Current Salary as Severance (3)			$755,000	$755,000
Aggregate Totals	$—	$3,708,897	$2,335,000	$6,043,897
Douglas W. Chambers
Unvested Stock Awards for 16,064 Common Shares (1)		$493,004		$493,004
Unvested Performance Shares for 18,619 Common Shares (1)		$571,417		$571,417
Aggregate Totals	$—	$1,064,421	$—	$1,064,421
Michael S. Irizarry
Unvested Stock Awards for 65,138 Common Shares (1)		$1,999,085		$1,999,085
Unvested Performance Shares for 77,049 Common Shares (1)		$2,364,634		$2,364,634
One-Year of Current Salary and Pro-rated bonus as Severance (4)			$1,182,225	$1,182,225
Aggregate Totals	$—	$4,363,719	$1,182,225	$5,545,944
Deirdre C. Drake
Unvested Stock Awards for 43,847 Common Shares (1)		$1,345,664		$1,345,664
Unvested Performance Shares for 51,510 Common Shares (1)		$1,580,842		$1,580,842
Aggregate Totals	$—	$2,926,506	$—	$2,926,506
Represents the maximum potential value of accelerated stock options assuming that a Triggering Event took place on December 31, 2020 and that the price per share of the registrant's securities was $30.69, the closing market price of UScellular Common Shares as of December 31, 2020, the last business day of 2020. Includes only the aggregate difference between the exercise price of such stock options and such year-end stock price. No dollar amount is indicated if the exercise price of such stock options exceeded such year-end stock price.
Footnotes:
(1)Represents unvested restricted stock units, performance share units and any unvested match units.
(2)Represents unvested UScellular performance share units. See the "Outstanding Equity Awards at Fiscal Year-End table for details. Pursuant to the Therivel Letter Agreement, in the event of a change in control of UScellular prior to April 1, 2027, the Chairman shall recommend that one-third of the Initial Performance Shares vest and all of his other outstanding equity awards vest in full.
(3)Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause or upon the occurrence of a change in control, UScellular at that time shall pay him any remaining cash retention awards due to him (otherwise scheduled to be paid on June 30, 2022 ($400,000), December 1, 2023 ($885,000) and December 1, 2024 ($295,000)). Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause prior to April 1, 2027, UScellular shall pay him a severance amount equal to his then current annual base salary.
(4)Pursuant to the Irizarry Letter Agreement, Mr. Irizarry is entitled to an amount equal to his then current annual base salary plus a prorated amount of his target bonus for the number of months worked upon his involuntary separation without cause prior to July 1, 2023. The above amounts represent Mr. Irizarry's base salary as of year end 2020 and his target bonus based on such salary.

Long Term Incentive Compensation Committee
The principal functions of the LTICC are to discharge the board of directors' responsibilities relating to the long-term equity-based compensation of the executive officers and other key employees of UScellular; to perform all functions designated to be performed by a committee of the board of directors under UScellular's LTIP; to review and recommend to the board of directors the LTIPs for employees of UScellular (including changes thereto); and to report on long-term equity-based compensation in UScellular's annual proxy statement or otherwise to the extent required under any applicable rules and regulations. The charter for the LTICC provides that the committee will interpret and administer UScellular's LTIP, including selecting employees who will be granted awards, establishing performance measures and restriction periods, and determining the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with an award, the exercise price of an option award, the time and conditions of exercise or settlement of an award and all other terms and conditions of an award.
Under its charter, the LTICC may delegate some or all of its responsibilities and duties with respect to UScellular's LTIP to the Chairman of UScellular or any executive officer of UScellular as the committee deems appropriate, to the extent permitted by law, applicable listing standards and the applicable LTIP, but not regarding any award to officers of UScellular who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The LTICC has not delegated any authority with respect to the officers identified in the Summary Compensation Table or any other executive officers identified in this 2020 Proxy Statement. The LTICC has delegated authority to the Chairman and the President and CEO of UScellular only with respect to persons who are not executive officers.
The Chairman, the President and CEO and/or the LTICC may rely on the services of UScellular's compensation and employee benefits consultant, Willis Towers Watson.
Unrealized Components of Compensation
The compensation reported under "Stock Awards" and "Option Awards" in the Summary Compensation Table represents grant date accounting values as required by SEC rules and does not represent currently realized or realizable compensation. The NEOs will not realize cash from such awards unless and until any stock awards are vested and the shares received upon vesting are sold for cash, or unless and until any stock options become exercisable, are exercised and the shares received upon exercise are sold for cash. There is no assurance that this will occur. In general, awards are subject to a risk of forfeiture and the options will expire if not exercised during their term, which may occur if the stock price does not appreciate and/or remain above the exercise price during the option's term. The compensation actually realized by a NEO may be more or less than the amount reported in the Summary Compensation Table depending on the performance of the UScellular stock price and other factors. With respect to 2020, the amount of compensation realized by each NEO can be approximated by (i) deducting from the "Total" column in the 2020 Summary Compensation Table the amounts reported in the "Stock Awards" and "Option Awards" columns for such officer, and (ii) adding the values realized in 2020 by such officer from the 2020 Option Exercises and Stock Vested table above. However, other unrealized components of compensation may be included in the Summary Compensation Table, such as retirement plan contributions that are subject to a vesting schedule.
Compensation Consultant
Willis Towers Watson is UScellular's compensation consultant and is engaged by UScellular management. Although Willis Towers Watson is engaged by UScellular management, it also assists the LTICC with respect to long-term equity-based compensation, and the Chairman, who in effect functions as the compensation committee for executive compensation other than long-term equity-based compensation.
As required by SEC rules, the following discloses the role of Willis Towers Watson in determining or recommending the amount or form of executive officer compensation, the nature and scope of the assignment, and the material elements of the instructions or directions given to Willis Towers Watson with respect to the performance of its duties under its engagement. Willis Towers Watson provides external market compensation data to UScellular from its executive compensation survey database and, as requested, provides recommendations on the type and amount of compensation to be granted to officers and other award recipients. Willis Towers Watson generally does not provide other services to UScellular, except as may be requested from time to time with respect to specific matters. Willis Towers Watson did not provide any meaningful amount of other services to UScellular in 2020.
Willis Towers Watson also provides compensation consulting and other services to UScellular's parent company, TDS, which are described in the TDS proxy statement.
Compensation Consultant Conflicts of Interest
As required by SEC and NYSE rules, the Chairman and LTICC of UScellular considered if the work of Willis Towers Watson raised any conflict of interest. Based on their review, it was determined that the work did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.

As indicated under "Compensation Consultant," UScellular management retained Willis Towers Watson to advise on compensation matters. Neither the UScellular LTICC nor the Chairman retained any compensation consultant but did receive advice from Willis Towers Watson.
Willis Towers Watson does not provide any advice as to director compensation.

Risks from Compensation Policies and Practices
Based on its assessment in 2020, UScellular does not believe that its compensation policies and practices risks are reasonably likely to have a material adverse effect on the Company or that any portion of its compensation policies and practices encourage excessive risk taking. UScellular's compensation policies and practices have been developed over time with the assistance of Willis Towers Watson.
UScellular believes that its compensation program does not encourage excessive risk taking for the following reasons:
•Our programs contain a mix of short and long-term compensation.
•A portion of compensation is fixed salary, discouraging any risk taking.
•Bonuses are not derived from a single performance measure which discourages risk taking. Individual and company performance components are utilized.
•Half of target long-term incentive compensation is awarded in restricted stock units which have value, unlike stock options which might be unexercisable due to stock price.
•Half of target long-term incentive compensation is awarded in performance share units, which utilize multiple and diverse performance metrics to promote progress toward financial goals. Multiple and diverse metrics discourage risk-taking.
•We historically granted stock options with a ten year exercise period, which discourages short-term risk taking.
UScellular believes there is less risk related to compensation policies and practices for non-executive officers than executive officers.
In general, UScellular believes that its risks are similar to those at other publicly traded companies. As a wireless company, it also faces risks similar to other companies in the industry.
Another factor anticipated to discourage excessive risk taking is that, depending on the facts and circumstances, UScellular may seek to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation of Directors
The following table shows, as to directors who are not executive officers of UScellular or TDS, certain information regarding director compensation paid for the fiscal year ended December 31, 2020.
2020 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Total
(a)	(b)	(c)
Walter C. D. Carlson	$88,750	$100,000	$188,750
J. Samuel Crowley	$132,250	$100,000	$232,250
Ronald E. Daly	$104,500	$100,000	$204,500
Harry J. Harczak, Jr.	$113,750	$100,000	$213,750
Gregory P. Josefowicz	$136,500	$100,000	$236,500
Cecelia D. Stewart	$129,500	$100,000	$229,500
____________________________
(a)Includes each director unless such director is an executive officer whose compensation, including any compensation for service as a director, is fully reflected in the Summary Compensation Table, except for directors who do not receive any compensation directly from UScellular as discussed in the next paragraph. Accordingly, the above includes only non-employee directors. Directors who are employees of TDS or its subsidiaries do not receive directors' fees or any compensation directly from UScellular.
In 2020, LeRoy T. Carlson, Jr., Peter L. Sereda, and Kurt B. Thaus did not receive any compensation directly from UScellular and instead were compensated by TDS in connection with their services as an officer of TDS and TDS subsidiaries, including UScellular. A portion of their compensation expense incurred by TDS for 2020 was allocated to UScellular by TDS, along with other expenses of TDS. The allocation by TDS to UScellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such persons, or of any other allocated expense in this allocation of cost to UScellular. The allocation of cost was recorded as a single expense by UScellular. UScellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the allocation of cost to other accounts such as compensation expense. Accordingly, the compensation expenses incurred by TDS with respect to such persons were not reported in the above table. However, for purposes of disclosure, approximately 70% of the compensation expense incurred by TDS in 2020 with respect to such three persons was included by TDS in the total allocation of cost to UScellular for 2020. Information with respect to TDS compensation for LeRoy T. Carlson, Jr. and Peter L. Sereda is included in TDS' 2021 proxy statement since each is a NEO of TDS.
(b)Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2020, including annual retainer fees, committee and/or chairperson fees, and meeting fees.
(c)The amounts in this column represent the aggregate grant date fair value of the annual stock awards. Pursuant to the terms of the Compensation Plan for Non-Employee Directors, as amended (see "Narrative Disclosure to Director Compensation Table" below), each non-employee director was entitled to receive an annual stock award having a value of $100,000 (including cash paid in lieu of any fractional share). Based on the closing price of $31.70 of a UScellular Common Share on March 2, 2020, the first trading day in March 2020, a total of 3,154 shares were issued to each of the above directors. The cash amount attributable to the fractional share payable to the non-employee directors is included in the Director Compensation table above in column (b), Fees Earned or Paid in Cash.
Narrative Disclosure to Director Compensation Table
Non-employee directors of UScellular participate in a compensation plan for non-employee directors (the "Non-Employee Directors' Plan"). A non-employee director is a director who is not an employee of UScellular, TDS, TDS Telecommunications LLC ("TDS Telecom") or any other subsidiary of TDS. The purpose of the Non-Employee Directors' Plan is to provide appropriate compensation in connection with services of non-employee directors to UScellular and to ensure that qualified persons serve as non-employee members of our board of directors. The following describes the plan.
Non-employee directors received an annual director's retainer fee of $80,000 paid in cash and an annual stock award of $100,000 paid in UScellular Common Shares.
The annual stock award is distributed in March on or prior to March 15 of each year, for services performed during the 12 month period that commenced on March 1 of the immediately preceding calendar year and ended on the last day of February of the calendar year of payment. The number of shares is determined on the basis of the closing price of UScellular Common Shares for the first trading day in March of the calendar year of payment.
The Audit Committee Chairperson receives an annual committee retainer fee of $22,000, while all other Audit committee members receive an annual committee retainer fee of $11,000.

The LTICC Committee Chairperson receives an annual committee retainer fee of $14,000, while all other LTICC committee members receive an annual committee retainer fee of $7,000.
Non-employee directors also receive a meeting fee of $1,750 for each board or committee meeting attended.
Under the Non-Employee Directors' Plan, annual retainers are paid quarterly in cash along with any board or committee meetings fees for meetings that occurred in the same quarter.
Directors have the authority without further shareholder approval to amend the Non-Employee Directors' Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares, provided that the total number of Common Shares issued under the plan may not exceed the number previously approved by shareholders.
In 2013, the board of directors and shareholders approved 200,000 Common Shares for issuance pursuant to the Non-Employee Directors' Plan. Of such Common Shares, 115,650 have been issued and 84,350 remain available for issuance as of the proxy date.
Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings, director education and other board or company related matters pursuant to UScellular's travel and expense reimbursement policy.
None of the non-employee directors had stock awards or stock option awards outstanding at December 31, 2020.

Compensation Committee Interlocks and Insider Participation
LeRoy T. Carlson, Jr. is a member of the board of directors of TDS and UScellular. Mr. Carlson is also the Chairman of UScellular and, as such, functions as the compensation committee of UScellular with respect to compensation other than long-term equity-based compensation. He is compensated by TDS for his services to TDS and all of its subsidiaries. However, as discussed above, a portion of Mr. Carlson's compensation paid by TDS is allocated to UScellular as part of the allocation of cost under the Intercompany Agreement described below. The President and CEO of UScellular also participates in executive compensation decisions for UScellular, other than with respect to the compensation of the President and CEO of UScellular.
Long-term equity-based compensation for executive officers is approved by our LTICC, which currently consists of Gregory P. Josefowicz (Chairperson), J. Samuel Crowley, Ronald E. Daly, and Cecelia D. Stewart. Our LTICC is comprised of members of our board of directors who are independent, as discussed above. None of such persons was, during 2020, an officer or employee of UScellular or its affiliates, was formerly an officer of UScellular or its affiliates or had any relationship requiring disclosure by UScellular under any paragraph of Item 404 of SEC Regulation S-K.
LeRoy T. Carlson, Jr. and Walter C. D. Carlson, directors of UScellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls UScellular. See "Security Ownership of Certain Beneficial Owners and Management" below.
Walter C. D. Carlson is a director and non-executive Chairman of the Board of TDS and a director of UScellular.
In addition, the following persons had the following relationships at TDS and UScellular during all or part of 2020:
Laurent C. Therivel is a director of TDS and is also a director and President and Chief Executive Officer of UScellular and is compensated by UScellular.
LeRoy T. Carlson, Jr., Peter L. Sereda and Kurt B. Thaus are UScellular directors and did not receive any compensation directly from UScellular in their capacities as directors and/or executive officers of UScellular in 2020. Such persons were compensated by TDS in connection with their services as officers of TDS and TDS subsidiaries, including UScellular as applicable. A portion of such persons' compensation expense incurred by TDS was allocated to UScellular by TDS, along with other expenses of TDS. This allocation by TDS to UScellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such three persons, or of any other allocated expense in this allocation of cost to UScellular. The allocation of cost was recorded as a single expense by UScellular. UScellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the cost allocation to other accounts such as compensation expense. However, for purposes of disclosure, approximately 70% of the compensation expense incurred by TDS was included in the total allocation of cost to UScellular for 2020. Information with respect to TDS compensation for LeRoy T. Carlson, Jr. and Peter L. Sereda is included in TDS' proxy statement related to its 2021 annual meeting.

Other Relationships and Related Transactions
UScellular has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of our outstanding capital stock and were not the result of arm's length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between UScellular and TDS and the amounts paid by UScellular to TDS in 2020 are summarized below.
Exchange Agreement
UScellular and TDS are parties to an Exchange Agreement dated July 1, 1987, as amended as of April 7, 1988.
Common Share Purchase Rights; Potential Dilution. The Exchange Agreement granted TDS the right to purchase additional Common Shares of UScellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS' proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to UScellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be reduced.
If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our board of directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our Restated Certificate of Incorporation, as amended.
Funding of License Costs. Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the Exchange Agreement, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through 2020, TDS has funded approximately $67 million in license costs. TDS is obligated under the Exchange Agreement to make additional capital contributions to us under certain circumstances. Currently, TDS has no obligations with respect to additional capital contributions.
RSA Rights. Under the Exchange Agreement: (a) TDS retained all of its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.
Right of Negotiation. If TDS desires to sell certain of its RSA interests, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.
Corporate Opportunity Arrangements. Our Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 UScellular Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

Our Restated Certificate of Incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be deemed to be a "corporate opportunity" of UScellular. In general, so long as at least 500,000 UScellular Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our Restated Certificate of Incorporation, as amended, allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States. The foregoing provisions are also included in the Exchange Agreement.
Tax Allocation Agreement
We have entered into a Tax Allocation Agreement with TDS under which we have agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including UScellular and its subsidiaries. UScellular and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of UScellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of UScellular, such deficiency or refund will be payable by or to us. Under the Tax Allocation Agreement, UScellular received a refund of $38 million from TDS, net of payments made to TDS, for federal income taxes in 2020.
If we cease to be a member of the TDS affiliated group, and for a subsequent year UScellular and its subsidiaries are required to pay a greater amount of Federal income tax than we would have paid if we had not been members of the TDS affiliated group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after we leave the TDS affiliated group will be disregarded. No reimbursement will be required if fewer than 500,000 UScellular Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of UScellular if (i) more than 50% of the value of the assets of such subsidiary, or (ii) more than 50% of the voting power in the election of directors of such subsidiary, is held by a person or group other than a person or group owning more than 50% of the voting power in the election of directors of TDS.
Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and UScellular and their subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Under such rules, UScellular received a refund of less than $1 million from TDS, net of payments made to TDS, for such taxes in 2020.
Cash Management Agreement
We deposit our excess cash with TDS for investment under TDS' cash management program pursuant to the terms of a cash management and investment services agreement. Such deposits are available to us on demand and earn daily investment earnings based on our invested balance. Funds are invested in investments with the objective to preserve capital, provide adequate liquidity and earn a competitive rate of return.
Intercompany Agreement
In order to provide for certain transactions and relationships between the parties, UScellular and TDS have entered into an Intercompany Agreement, providing among other things, as follows:
Services. UScellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS subsidiaries. Payments by us to TDS, and TDS affiliates, for such services totaled $63 million in 2020. For services provided to TDS, we receive payment for the salaries of our employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to us for such services were nominal in 2020.
Equipment and Materials. We purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by us from TDS affiliates totaled $10 million in 2020.

Accountants and Legal Counsel. We have agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of UScellular and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.
Indemnification. We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS' gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement.
Disposal of Company Securities. TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.
Transfer of Assets. Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.
Registration Rights Agreement; Other Sales of Common Shares
Under a Registration Rights Agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by UScellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the Registration Rights Agreement.
There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include our securities owned by TDS in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.
We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities owned by TDS in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.
Insurance Cost Sharing Agreement
Pursuant to an Insurance Cost Sharing Agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the Insurance Cost Sharing Agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies. Payments made by UScellular to TDS under the Insurance Cost Sharing Agreement totaled $7 million in 2020.
Employee Benefit Plans Agreement
Under an Employee Benefit Plans Agreement, our employees participate in certain TDS-sponsored employee benefit plans. We reimburse TDS for the costs associated with such participation. Payments made by UScellular to TDS under the Employee Benefit Plans Agreement were less than $1 million in 2020.

Certain Relationships and Related Transactions
In addition to the foregoing, UScellular may from time to time enter into certain arrangements and transactions with subsidiaries of TDS, including TDS Telecom, which includes Wireline and Cable segments, and subsidiaries included in TDS' Non-Reportable Segment, including Hosted and Managed Services (HMS) and Suttle-Straus, Inc. ("Suttle-Straus"), which provides printing and distribution services. The following describes certain relationships and related transactions between such TDS subsidiaries and UScellular since the beginning of 2020:
The following persons are partners of Sidley Austin LLP, the principal law firm of UScellular, TDS and their subsidiaries: Walter C. D. Carlson, a trustee and beneficiary of the voting trust that controls TDS, which controls UScellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of UScellular; and Stephen P. Fitzell, the General Counsel and an Assistant Secretary of TDS and UScellular and certain other subsidiaries of TDS. Walter C. D. Carlson does not provide legal services to UScellular, TDS or their subsidiaries. UScellular and its subsidiaries incurred legal costs from Sidley Austin LLP of $9 million in 2020, $7 million in 2019 and $5 million in 2018.
During 2020, Anthony Carlson, son of LeRoy T. Carlson, Jr., was employed at UScellular working as a senior enterprise analyst at an annual base salary of $175,000 and customary benefits. Anthony Carlson received a 2020 bonus paid in 2021 in the amount of $27,082.
The Audit Committee of the board of directors is generally responsible for the review and evaluation of all related person transactions, as such term is defined by the rules of the SEC, except to the extent that the board of directors authorizes another committee to review specific related person transactions. This transaction was reviewed by the audit committees of both UScellular and TDS.
Other than as described above, UScellular has no related person policies or procedures relating to (i) the types of transactions that are covered by such policies or procedures; (ii) the standards to be applied pursuant to such policies and procedures; or (iii) the persons or groups of persons on the board of directors or otherwise who are responsible for applying such policies and procedures, and UScellular does not maintain any written document evidencing such policies and procedures.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2020 regarding UScellular Common Shares that may be issued under equity compensation plans currently maintained by UScellular.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,446,379	$42.23	6,522,670
Equity compensation plans not approved by security holders	—	—	—
TOTAL	3,446,379	$42.23	6,522,670
____________________________
(a) Represents the number of securities to be issued upon the exercise of outstanding options or pursuant to unvested restricted stock units, unvested performance share units, and vested and unvested deferred compensation stock units.
Footnotes:
(1)This includes the following plans that have been approved by UScellular shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
Non-Employee Director Compensation Plan	—	104,504	104,504
2005 LTIP	46,275	—	46,275
2013 LTIP	3,400,104	6,418,166	9,818,270
TOTAL	3,446,379	6,522,670	9,969,049
The above is based on information as of December 31, 2020 and does not reflect any changes or additions after that date.

See Note 17—Stock-Based Compensation, in the notes to the consolidated financial statements included as Exhibit 13 to the UScellular Annual Report on Form 10-K for the year ended December 31, 2020, for additional information about the Non-Employee Director Compensation Plan, the 2005 LTIP, and the 2013 LTIP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
UScellular
On March 1, 2021, there were outstanding 53,055,513 Common Shares, par value $1.00 per share (excluding 2,012,706 Common Shares held by UScellular and a subsidiary of UScellular), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 86,061,390 shares of common stock. As of March 1, 2021, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 and the total voting power of all outstanding shares of capital stock was 383,114,283 votes, as of March 1, 2021.
Security Ownership of UScellular by Certain Beneficial Owners
The following table sets forth, as of March 1, 2021, or the latest practicable date, information regarding the person(s) who beneficially owned more than 5% of any class of our voting securities.

Shareholder's Name and Address	UScellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares	37,782,826	71.2%	43.9%	9.9%
	Series A Common Shares(3)	33,005,877	100.0%	38.4%	86.2%
	Total	70,788,703	N/A	82.3%	96.0%

(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified.
(2)Represents voting power in matters other than the election of directors.
(3)The Series A Common Shares are convertible on a share-for-share basis into Common Shares. The above numbers of shares and percentages do not assume conversion because TDS has advised UScellular that it has no present intention of converting its Series A Common Shares.

Security Ownership of UScellular by Directors and Management
The table includes the number of shares which Directors or Named Executive Officers have the right to acquire or that become vested within 60 days of March 1, 2021, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.
The ownership is as of March 1, 2021 or the latest practicable date.

Name of Individual or Number of Persons in Group	UScellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr.	Common Shares	—	—	—	—
Walter C. D. Carlson	Common Shares	31,299	*	*	*
J. Samuel Crowley	Common Shares	8,636	*	*	*
Ronald E. Daly	Common Shares	7,350	*	*	*
Jay M. Ellison (3)(4)	Common Shares	167,978	*	*	*
Harry J. Harczak, Jr.	Common Shares	14,091	*	*	*
Michael S. Irizarry (3)(4)	Common Shares	66,858	*	*	*
Gregory P. Josefowicz	Common Shares	21,180	*	*	*
Kenneth R. Meyers (3)(4)	Common Shares	764,437	1.4%	*	*
Cecelia D. Stewart	Common Shares	19,346	*	*	*
Peter L. Sereda	Common Shares	—	—	—	—
Kurt B. Thaus	Common Shares	—	—	—	—
Laurent C. Therivel (3)(4)	Common Shares	—	—	—	—
Douglas W. Chambers (3)(4)	Common Shares	6,995	*	*	*
Deirdre C. Drake (3)(4)	Common Shares	30,687	*	*	*
All directors and executive officers as a group (15 persons)(5)	Common Shares	1,138,857	2.1%	1.3%	*
____________________________
* Less than 1%
(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified. Except with respect to customary brokerage agreement terms, none of the above shares is pledged as security, unless otherwise specified. Includes Common Shares as to which voting and/or investment power is shared and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)Includes the following number of Common Shares that may be acquired pursuant to stock options which are currently vested or will vest within 60 days after March 1, 2021: Laurent C. Therivel, -0- Common Shares; Douglas W. Chambers, -0- Common Shares; Kenneth R. Meyers, 193,766 Common Shares; Jay M. Ellison, 18,966 Common Shares; Michael S. Irizarry, 18,683 Common Shares; and Deirdre C. Drake, -0- Common Shares.
Includes the following number of Restricted Stock Units that are vesting within 60 days after March 1, 2021: Laurent C. Therivel, -0- Common Shares; Douglas W. Chambers, 2,739 Common Shares; Kenneth R. Meyers -0- Common Shares; Michael S. Irizarry, 18,867 Common Shares; and Deirdre C. Drake, 12,018 Common Shares. Jay M. Ellison retired on January 1, 2021 and his Restricted Stock Units vested on January 1, 2021.
(4)Includes the following number of Performance Share Units that are vesting within 60 days after March 1, 2021: Laurent C. Therivel, -0- Common Shares; Douglas W. Chambers, 4,256 Common Shares; Kenneth R. Meyers -0- Common Shares; Michael S. Irizarry, 29,308 Common Shares; and Deirdre C. Drake, 18,669 Common Shares. Jay M. Ellison retired on January 1, 2021 and his Performance Share Units vested on January 1, 2021.
(5)Includes 231,415 Common Shares, 33,624 Restricted Stock Units and 52,233 Performance Share Units that are subject to vesting within 60 days after March 1, 2021 by all directors and executive officers as a group.
TDS
Several of our officers and directors also indirectly hold ownership interests in UScellular by virtue of their ownership of the capital stock of TDS.

Description of TDS Securities
On March 1, 2021, TDS had outstanding and entitled to vote 107,197,628 Common Shares, par value $.01 per share ("TDS Common Shares") (excluding 18,482,319 TDS Common Shares held by TDS), and 7,281,162 Series A Common Shares, par value $.01 per share ("TDS Series A Common Shares") (collectively representing a total of 114,478,790 shares of common stock).
In matters other than the election of directors, each of the TDS Series A Common Shares is entitled to ten votes and each of the TDS Common Shares is entitled to a vote per share that floats. The total voting power of the TDS Series A Common Shares was 72,811,620 votes at March 1, 2021 with respect to matters other than the election of directors. The total voting power of the TDS Common Shares was 55,568,356 votes at March 1, 2021 with respect to matters other than the election of directors. The total voting power of all outstanding shares of all classes of capital stock was 128,379,976 votes at March 1, 2021 with respect to matters other than the election of directors.
Beneficial Ownership of TDS by Directors and Executive Officers of UScellular
The following table sets forth as of March 1, 2021, or the latest practicable date, the number of TDS Common Shares and TDS Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director of UScellular, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of UScellular as a group. If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group. For purposes of the following tables, includes the number of shares which Directors or Executive Officers have the right to acquire or that become vested within 60 days of March 1, 2021, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Trustees of TDS Voting Trust: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	TDS Common Shares	6,259,223	5.8%	5.5%	2.5%
	TDS Series A Common Shares	6,969,579	95.7%	6.1%	54.3%
LeRoy T. Carlson, Jr.(4)(5)(6)	TDS Common Shares	1,431,972	1.3%	1.2%	*
Walter C. D. Carlson(4)(5)	TDS Common Shares	65,625	*	*	*
	TDS Series A Common Shares	1,266	*	*	*
J. Samuel Crowley	TDS Common Shares	—	—	—	—
Ronald E. Daly	TDS Common Shares	—	—	—	—
Harry J. Harczak, Jr.	TDS Common Shares	—	—	—	—
Michael S. Irizarry	TDS Common Shares	—	—	—	—
Gregory P. Josefowicz	TDS Common Shares	—	—	—	—
Kenneth R. Meyers(6)	TDS Common Shares	74,282	*	*	*
Cecelia D. Stewart	TDS Common Shares	—	—	—	—
Peter L. Sereda(6)	TDS Common Shares	255,491	*	*	*
Kurt B. Thaus(6)	TDS Common Shares	43,065	*	*	*
Laurent C. Therivel	TDS Common Shares	—	—	—	—
Douglas W. Chambers(6)	TDS Common Shares	43,106	*	*	*
Deirdre C. Drake	TDS Common Shares	—	—	—	—
Jay M. Ellison	TDS Common Shares	—	—	—	—
All directors and executive officers as a group (15 persons)(6)	TDS Common Shares	8,172,764	7.5%	7.0%	3.3%
	TDS Series A Common Shares	6,970,845	95.7%	6.1%	54.3%
*     Less Than 1%
(1)The nature of beneficial ownership is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified. Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.

(3)The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires on June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power. The address of the trustees of the TDS Voting Trust in their capacities as such is c/o LeRoy T. Carlson, Jr., Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Under the terms of the TDS Voting Trust, the trustees hold and vote the TDS Common Shares and TDS Series A Common Shares held in the trust. If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D. The above numbers of shares and percentages do not assume conversion of the TDS Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its TDS Series A Common Shares.
(4)Does not include TDS Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,874,514) and Walter C. D. Carlson (1,978,499).
Includes TDS Common Shares held outside the Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (294,987).
(5)Does not include TDS Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (2,042,841) and Walter C. D. Carlson (2,295,234).
Includes TDS Series A Common Shares held outside the Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (22,283).
(6)Includes the following number of TDS Common Shares that may be acquired pursuant to stock options and/or restricted stock units which are currently vested or will vest within 60 days after March 1, 2021: LeRoy T. Carlson, Jr., 1,279,800 shares; Laurent C. Therivel, -0- shares; Douglas W. Chambers, 39,437 shares; Kenneth R. Meyers, -0- shares; Peter L. Sereda, 216,780 shares; Kurt B. Thaus, 15,486 shares; and all directors and executive officers as a group, 1,551,503 shares. Includes the following number of TDS Common Shares underlying vested deferred compensation stock units: LeRoy T. Carlson, Jr., 52,703 shares; Laurent C. Therivel, -0- shares; Douglas W. Chambers, -0- shares; Kenneth R. Meyers, 41,417 shares; Peter L. Sereda, -0- shares; Kurt B. Thaus, -0- shares; and all directors and executive officers as a group, 94,120 shares.
Security Ownership by Certain Beneficial Owners
In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of March 1, 2021, or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS' stock records. Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2020 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between year-end and March 1, 2021.

Shareholder's Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	TDS Common Shares	13,074,652	12.2%	11.4%	5.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (5)	TDS Common Shares	9,839,158	9.2%	8.6%	4.0%
State Street Corporation One Lincoln Street Boston, MA 02111(4)	TDS Common Shares	9,666,463	9.0%	8.4%	3.9%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(6)	TDS Common Shares	7,395,244	6.9%	6.5%	3.0%
____________________________
(1)The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.
(2)Represents voting power in matters other than the election of directors.
(3)Based on the most recent Schedule 13G (Amendment No. 12) filed with the SEC, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 12,708,105 TDS Common Shares, and sole investment authority with respect to an aggregate of 13,074,652 TDS Common Shares.
(4)Based on the most recent Schedule 13G (Amendment No. 8) filed with the SEC, The Vanguard Group reports sole voting authority with respect to 69,792 TDS Common Shares, sole investment authority with respect to 9,684,104 TDS Common Shares, and shared investment authority with respect to 155,054 TDS Common Shares.
(5)Based on the most recent Schedule 13G filed with the SEC, State Street Corporation reports shared investment authority with respect to an aggregate of 9,666,463 TDS Common Shares and shared voting authority with respect to 9,459,936 TDS Common Shares.

(6)Based on the most recent Schedule 13G (Amendment No. 4) filed with the SEC, Dimensional Fund Advisors LP reports sole voting authority with respect to an aggregate of 7,236,751 TDS Common Shares, and sole investment authority with respect to an aggregate of 7,395,244 TDS Common Shares.

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
Pursuant to SEC Rule 14a-8, proposals of shareholders intended to be included in UScellular's proxy statement and form of proxy relating to the 2022 Annual Meeting must be received by UScellular at its principal executive offices not later than December 7, 2021.
In addition, pursuant to UScellular's bylaws, proposals by shareholders intended to be presented at the 2022 Annual Meeting (other than proposals submitted pursuant to SEC Rule 14a-8), must be received by UScellular at its principal executive offices not earlier than December 7, 2021 and not later than January 6, 2022 for consideration at the 2022 Annual Meeting and must otherwise comply with the procedures set for in UScellular's Bylaws.

OTHER MATTERS
The board of directors has no knowledge of any other proposals that may be properly presented at the Annual Meeting and no other proposals were received by UScellular by the date specified by the advance notice provision in UScellular's Bylaws. The proxy solicited by the board of directors for the 2021 Annual Meeting confers discretionary authority to the proxies named herein to vote on matters that may properly come before such meeting or any postponement, adjournment or recess thereof, in additional to the foregoing proposals, the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. If the meeting is adjourned or postponed, the named proxies can vote such shares at the adjournment or postponement.

SOLICITATION OF PROXIES
Proxies are being solicited by your board of directors and its agents, and the cost of solicitation will be paid by UScellular. Officers, directors and regular employees of UScellular, acting on behalf of the UScellular board of directors, may also solicit proxies by mail, email, advertisement, telephone, press release, employee communication, postings on UScellular's Internet website and Intranet website or in person. We will not pay such person's additional compensation for their proxy solicitation efforts. UScellular will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. UScellular's parent, TDS, has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The standard fee charged by MacKenzie Partners, Inc. to TDS for proxy solicitation in connection with an uncontested annual meeting is $12,500 plus reimbursement of out-of-pocket expenses.

FINANCIAL AND OTHER INFORMATION
We will furnish you or any shareholder as of the record date without charge a copy of our Form 10-K Annual Report for the year ended December 31, 2020, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to United States Cellular Corporation, c/o Telephone and Data Systems, Inc., 30 North LaSalle Street, 40th Floor, Chicago, Illinois 60602, Attention: Investor Relations, telephone (312) 630-1900.
In addition, to the extent that, as permitted by SEC rules, UScellular delivers only one copy of an annual report to shareholders, proxy statement or notice of Internet availability of proxy materials to an address that is shared by separate persons who are shareholders (addressed to such shareholders as a group), UScellular shall deliver promptly additional copies of any of such documents without charge to any shareholder located at such shared address upon written or oral request by such shareholder. Requests should be directed as indicated in the preceding paragraph.

OTHER BUSINESS
It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the 2021 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors

JANE W. MCCAHON Vice President—Corporate Relations and Corporate Secretary

All shareholders are urged to sign, date and mail their proxy card promptly or vote on the Internet in accordance with the instructions set forth on the proxy card uscellular™ VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

401(k) Plan votes submitted electronically must be received by 1:00 A.M., Central Time, on May 14, 2021.

Online
Go to **www.investorvote.com/USM** or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/USM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR its nominees in Proposal 1 and FOR Proposals 2 – 3.

1. Election of Directors:

	For	Withhold
01 - J. S. Crowley	☐	☐
02 - G. P. Josefowicz	☐	☐
03 - C. D. Stewart	☐	☐

	For	Against	Abstain
2. Ratify accountants for 2021	☐	☐	☐
3. Advisory vote to approve executive compensation	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appear(s) hereon. Joint owners must each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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The 2021 Annual Meeting of Shareholders of United States Cellular Corporation will be held on May 18, 2021 at 8:30 A.M. CT, virtually via the internet at www.meetingcenter.io/200546547.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — USM2021.

This proxy statement is available at: investors.uscellular.com/proxy-vote/

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/USM

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — United States Cellular Corporation

Proxy for COMMON SHARES Solicited on Behalf of the Board of Directors for the Annual Meeting of the Shareholders of UNITED STATES CELLULAR CORPORATION To Be Held on May 18, 2021

The undersigned hereby appoints LeRoy T. Carlson, Jr. and Laurent C. Therivel, or either of them acting in the absence of the other, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2021 Annual Meeting of the Shareholders of United States Cellular Corporation, to be held on Tuesday, May 18, 2021, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote at such Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

The Board of Directors unanimously recommends a vote "FOR" its nominees in Proposal 1 and "FOR" Proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" its nominees in Proposal 1 and "FOR" Proposals 2 and 3.

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Computershare Trust Company, N.A. If "401K" is indicated next to the share amount on the reverse side, this is a ballot for instructing The Northern Trust Company, the trustee of the 401(k) Plan ("Trustee") how to vote the shares of United States Cellular Corporation stock underlying units allocated to your Tax-Deferred Savings Plan ("401(k) Plan") account. Indicate your voting instructions for the proposal on the ballot, sign and date it, and return it in the envelope provided. Your ballot must be received on or before May 13, 2021 in order to be counted. Internet voting for shares underlying units held in your 401(k) Plan will be available until 1:00 A.M. central time on May 14, 2021. Your voting instructions will be kept confidential. If you properly sign and return your ballot, The Northern Trust Company, as Trustee of the 401(k) Plan, will vote your shares according to your instructions, except as otherwise provided in accordance with applicable law or the 401(k) Plan's governing documents. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares underlying units allocated to your account for the 401(k) Plan will be voted as directed by the Investment Management Committee for the 401(k) Plan, which shall act in the best interests of the Plan participants.

(Continued and to be signed on Reverse Side)

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